UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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UpHealth, Inc.

(Name of Registrant as Specified in its Charter)

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May 31, 2022

Dear Stockholder:

You are cordially invited to attend this year’s Annual Meeting of Stockholders of UpHealth, Inc. on June 28, 2022 at 9:00 a.m. Pacific Time. The meeting will be held virtually, at https://www.cstproxy.com/uphealthinc/2022. The meeting will comprise a discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, accompany this letter. A copy of our Annual Report on Form 10-K is also enclosed for your information.

The matters to be acted upon are described in the Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote by proxy over the Internet, or you can also vote by mail by following the instructions on the paper copy of the proxy card that was mailed to you. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares. We look forward to seeing you at the Annual Meeting.

Sincerely yours,

/s/ Dr. Ramesh Balakrishnan

DR. RAMESH BALAKRISHNAN

Chief Executive Officer

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 28, 2022

The 2022 Annual Meeting of Stockholders of UpHealth, Inc., a Delaware corporation, will be held on June 28, 2022 at 9:00 a.m. Pacific Time, virtually at https://www.cstproxy.com/uphealthinc/2022, for the following purposes:

1. To elect three Class I directors to hold office until the 2025 annual meeting and until their respective successors are elected and qualified.

2. To ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Our Board of Directors recommends a vote FOR Items 1 and 2. Stockholders of record at the close of business on May 18, 2022 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 14000 S. Military Trail, Suite 203, Delray Beach, Florida 33484.

By order of the Board of Directors,

/s/ Dr. Avi S. Katz

DR. AVI S. KATZ
Co-Chairman of the Board

May 31, 2022

IMPORTANT: Please vote your shares over the Internet, in the manner described at https://www.cstproxy.com/uphealthinc/2022, to assure that your shares are represented at the meeting, or you may mark, sign and date the paper copy of the proxy card that you received by mail and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 28, 2022: Our Proxy Statement is enclosed. Financial and other information concerning UpHealth, Inc. is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as amended, as well as our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, which are available on the SEC’s website at www.sec.gov and on our website at https://investors.uphealthinc.com/. A complete set of proxy materials relating to our Annual Meeting, consisting of the Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card and Annual Report on Form 10-K, is available on the Internet and may be viewed at https://www.cstproxy.com/uphealthinc/2022.

2022 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in our Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

• Time and date:	9:00 a.m., Pacific Time, June 28, 2022

• Place:	Virtually, at: https://www.cstproxy.com/uphealthinc/2022

• Record date:	May 18, 2022

• How to vote:	In general, you may vote by the Internet or mail. See “Voting Instructions” on page 3 for more detail regarding how you may vote if you are a registered holder or a beneficial owner of shares held in “street name.”

Voting Matters

	Board Voting Recommendations	Page Reference (for more detail)
Election of directors	“FOR” EACH DIRECTOR NOMINEE	4
Ratification of Plante & Moran, PLLC as our independent registered public accounting firm for fiscal 2022	“FOR”	16

Board Nominees

Name	Age	Director Since	Position at UpHealth	Independent	Committee Membership
					AC	CC	NCGC	CMC
Neil Miotto	76	March 2019	Director	X	C	X		X
Dr. Raluca Dinu	48	March 2019	Director	X	X	X		C
Agnès Rey-Giraud	57	June 2021	Director	X		C	X	X

AC	Audit Committee
C	Chair
CC	Compensation Committee
NCGC	Nominating and Corporate Governance Committee
CMC	Compliance Committee

Fiscal 2021 Business Performance Highlights

•	On a pro forma basis, revenues of $148.9 million in fiscal 2021, an increase of 28% from fiscal 2020, with a pro forma gross margin for fiscal 2021 of 35%.

•	On a GAAP basis, revenue of $123.8 million in fiscal 2021, with a gross margin of 35%.

•	Segment Results:

•

Integrated Care Management generated $31.9 million of pro forma revenue (21% of pro forma total revenue) with a gross margin of 32% and $31.9 million of GAAP revenue (26% of total revenue) with a gross margin of 32%.

•

Virtual Care Infrastructure generated $52.2 million of pro forma revenue (35% of pro forma total revenue) with a gross margin of 39% and $36.6 million of GAAP revenue (30% of total revenue) with a gross margin of 39%.

•	Services generated $64.8 million of pro forma revenue (44% of pro forma total revenue) with a gross margin of 34% and $55.4 million of GAAP revenue (45% of total revenue) with a gross margin of 35%.

UPHEALTH, INC.

14000 S. MILITARY TRAIL, SUITE 203

DELRAY BEACH, FLORIDA 33484

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 28, 2022

The board of directors (the “Board of Directors” or “Board”) of UpHealth, Inc. is soliciting your proxy for the 2022 Annual Meeting of Stockholders to be held on June 28, 2022, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”). This Proxy Statement and related materials are first being made available to stockholders on or about May 31, 2022. References in this Proxy Statement to the “Company,” “we,” “our,” “us” and “UpHealth” are to UpHealth, Inc., and references to the “Annual Meeting” are to the 2022 Annual Meeting of Stockholders. When we refer to UpHealth’s fiscal year, we mean the annual period ending on December 31. This Proxy Statement covers our 2021 fiscal year, which ended on December 31, 2021. When we refer to “in person” attendance and voting at the Annual Meeting, we mean virtual attendance and voting over the Internet during the Annual Meeting (such meaning having been authorized by the Board in accordance with Section 9.5 of our Amended and Restated Bylaws (the “Bylaws”)).

SOLICITATION AND VOTING

Record Date

Only stockholders of record at the close of business on May 18, 2022 will be entitled to notice of and to vote at the meeting and any adjournment thereof. As of the record date, 143,840,305 shares of UpHealth’s common stock, par value $0.0001 per share (“Common Stock”), were outstanding and entitled to vote.

Quorum

One-third of the 143,840,305 shares of Common Stock outstanding as of the record date, or 47,946,769 shares of Common Stock, must be represented at the meeting, either in person or by proxy, to constitute a quorum for the transaction of business at the meeting. The 1,700,000 issued shares of Common Stock held by UpHealth as treasury shares (which are not considered as outstanding), as a matter of Delaware law, do not count for purposes of determining whether a quorum is present at the meeting and are not entitled to be voted. Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Vote Required for Election of Directors

Each share of our Common Stock outstanding on the record date is entitled to one vote on each of the three director nominees and one vote on the other matter. Approval of the proposal to ratify the appointment of our auditors requires the affirmative vote of a majority of the shares present and entitled to vote. For the election of directors, the three director nominees who receive the highest number of “For” votes will be elected as Class I directors. You may vote “For” or “Withhold” with respect to each director nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention.

Effect of Abstentions and Broker Non-Votes

Shares not present at the meeting and shares voted “Withhold” will have no effect on the election of directors. Abstentions will have no effect on either proposal to be voted on at the Annual Meeting, assuming that a quorum is present. If you are a beneficial owner and hold your shares in “street name” in an account at a bank or brokerage firm, it is critical that you cast your vote if you want it to count in the election of directors proposal. Under the rules governing banks and brokers who submit a proxy card with respect to shares held in street name, such banks and brokers have the discretion to vote on routine matters, but not on non-routine matters. Routine matters include the ratification of auditors. Non-routine matters include the election of directors. Banks and brokers may not vote on the election of directors proposal if you do not provide specific voting instructions. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Voting Instructions

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your voting instructions. If no choice is indicated on the proxy card, the shares will be voted as the Board recommends on each proposal. Many banks and brokerage firms have a process for their beneficial owners to provide instructions via the Internet. The voting form that you receive from your bank or broker will contain instructions for voting.

Depending on how you hold your shares, you may vote in one of the following ways:

•

Stockholders of Record: You may vote by proxy or over the Internet. Please follow the instructions at https://www.cstproxy.com/uphealthinc/2022 to vote over the Internet, or on the paper copy of the proxy card that you received by mail, then sign and return your proxy card in the prepaid envelope. You may also vote in person at the Annual Meeting.

•

Beneficial Stockholders: Your bank, broker or other holder of record will provide you with a voting instruction card for you to use to instruct them on how to vote your shares. Check the instructions provided by your bank, broker or other holder of record to see which options are available to you. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your bank, broker or other agent.

Votes submitted over the Internet must be received by 11:59 p.m., Eastern Time, on June 27, 2022. Submitting your proxy over the Internet will not affect your right to vote in person during the Annual Meeting should you decide to attend the Annual Meeting in person.

Revocability of Proxy

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close by returning a later-dated proxy card, by voting again over the Internet as more fully detailed in your Notice or proxy card, or by delivering written instructions to the Secretary at the principal executive offices of UpHealth before the Annual Meeting. Attendance at the Annual Meeting will not in and of itself cause your previously voted proxy to be revoked unless you specifically so request or vote again at the Annual Meeting. If your shares are held in an account at a bank, brokerage firm or other agent, you may change your vote by submitting new voting instructions to your bank, brokerage firm or other agent, or, if you have obtained a valid proxy from your bank, brokerage firm or other agent giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Solicitation of Proxies

We are soliciting your proxy for the Annual Meeting and will bear the cost of such solicitation process. In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our Common Stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and employees to solicit proxies, personally or by telephone, without additional compensation.

Voting Results

We will announce preliminary voting results at the Annual Meeting. We will report final results on a Form 8-K to be filed with the Securities and Exchange Commission (“SEC”).

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board consisting of three Class I directors, three Class II directors and three Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates. Following the Annual Meeting, we will have one vacancy in Class II, which our Board plans to fill when a suitable candidate is identified, and one vacancy in Class III, which our Board plans to fill with our recently announced incoming Chief Executive Officer (“CEO”), Samuel J. Meckey, once he begins employment in July 2022.

The term of the existing Class I directors will expire on the date of this Annual Meeting. Accordingly, three persons are to be elected to serve as Class I directors of the Board at this Annual Meeting. The Board’s nominees for election by the stockholders to those three positions are (1) current Class I director, Mr. Neil Miotto, (2) current Class II director, Dr. Raluca Dinu, who will cease to be a Class II director and will become a Class I director upon being elected, and (3) current Class III director, Ms. Agnès Rey-Giraud, who will cease to be a Class III director and will become a Class I director upon being elected. The Board has determined not to renominate current Class I directors Messrs. Jerome Ringo and Moshe Bar-Siman-Tov for election to the Board.

If elected, each nominee will serve as a director until our annual meeting of stockholders in 2025 and until their respective successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate. The proxies cannot vote for more than three persons.

The three nominees for Class I director receiving the highest number of votes will be elected as Class I directors. A “Withhold” vote will have no effect on the vote.

The Board recommends that you vote “FOR” the nominees named above.

The names of our current directors, including the nominees for Class I directors to be elected at this Annual Meeting, and certain information about them as of May 31, 2022 is set forth below.

Name	Position with UpHealth	Age	Director Since
Class I Directors Whose Terms Expire at the 2022 Annual Meeting of Stockholders:
Neil Miotto	Director	76	2019
Jerome Ringo	Director	67	2021
Moshe Bar-Siman-Tov	Director	45	2021
Class II Directors Whose Terms Expire at the 2023 Annual Meeting of Stockholders:
Dr. Raluca Dinu	Director	48	2019
Dr. Mariya Pylypiv	SVP Corporate Finance and Director	33	2021
Nathan Locke	Director	40	2021
Class III Directors Whose Terms Expire at the 2024 Annual Meeting of Stockholders:
Dr. Avi S. Katz	Co-Chairman of the Board	64	2019
Dr. Chirinjeev Kathuria	Co-Chairman of the Board	57	2021
Agnès Rey-Giraud	Director	57	2021

Directors’ Principal Occupation, Business Experience, Qualifications, and Directorships

Dr. Chirinjeev Kathuria. Dr. Kathuria has served as Co-Chairman of our Board since June 2021. Dr. Kathuria is an Indian American investor, businessperson, and philanthropist. He co-founded UpHealth Holdings in October 2020, following the reorganization of UpHealth Services, Inc., which he founded in November 2019. Prior to the closing of the business combinations between the Company and UpHealth Holdings, Inc. (“UpHealth Holdings”) and Cloudbreak Health, LLC (“Cloudbreak”) in June 2021 (the “Business Combinations”), he served as the Chairman of the Board of UpHealth Holdings and UpHealth Services, Inc. since each of their inceptions. Dr. Kathuria co-founded Ocean Biomedical in January 2019 and serves as the Chairman of its board of directors, a position he has held since inception. Ocean Biomedical is a biotech company that partners with leading scientists and research institutions to accelerate the translation of new discoveries into breakthrough medicines. Dr. Kathuria also co-founded AIRO Group in March 2020 and serves as the Chairman of its board of directors, a position he has held since inception. AIRO Group offers an end-to-end solution for the next generation of avionics, manned and unmanned mobility, and multi-modal transportation for defense and commercial markets. In addition, Dr. Kathuria co-founded and served as Chairman of New Generation Power in February 2009 and founded and served as a director of American Teleradiology NightHawks, Inc. in March 2003. American Teleradiology NightHawks, Inc. merged with NightHawk Radiology Holdings, Inc. and the combined company went public on NASDAQ in October 2006. Dr. Kathuria served as a director of The X-Stream Networks Inc. from March 1998 to March 2000, an internet service provider which was sold to Liberty Surf Group S.A. and subsequently went public on the Paris Stock Exchange. Dr. Kathuria has also been involved in space exploration, and was the Founding Director of MirCorp in January 1999, the first commercial company to privately launch and fund manned space programs. Dr. Kathuria ran for U.S. Senate in Illinois, becoming the first Indian American to run for the U.S. Senate in U.S. history, in a race that included eventual winner, President Barack Obama. Dr. Kathuria received a Bachelor of Science degree and Doctor of Medicine from Brown University and a Master of Business Administration degree from Stanford University. The Company believes that Dr. Kathuria is qualified to serve as Co-Chairman of the Board based on his historic knowledge of UpHealth Holdings, vision for company growth and his leadership and managerial experience.

Dr. Avi S. Katz. Dr. Katz has served as Co-Chairman of our Board since the closing of the Business Combinations in June 2021. Previously, he served as the Executive Chairman of our Board from March 2019 until the closing of the Business Combinations, and from March 2019 until August 2019, was also our Chief Executive Officer, President and Secretary. In March 2019, Dr. Katz founded the Company. Dr. Katz has spent nearly 33 years in international executive positions within the technology, media and telecommunications (TMT) industry working for privately held start-ups, middle-cap companies and large enterprises. In these roles, Dr. Katz has been instrumental in launching and accelerating entities, building teams, large-scale fund raising, developing key alliances and technology partnerships, M&A activities, business development, financial management, global operations and sales and marketing. In addition to the Company, Dr. Katz has held leadership positions, including founder, Executive Chairman, director and secretary in several SPAC companies, including GigCapital, Inc. (“GIG1”), where he was also the Chief Executive Officer and Executive Chairman of the board of directors from October 2017 through the completion of its initial public offering in December 2017 until the closing of its business combination in November 2019 with Kaleyra S.p.A. to form Kaleyra, Inc. (NYSE: KLR), where he remains as the Chairman of the board of directors; GigCapital3, Inc. (“GIG3”), where he was also the Executive Chairman of the board of directors and Chief Executive Officer from inception until May 2021 and which completed its initial public offering in May 2020 and later a business combination in May 2021 with Lightning Systems, Inc. to form Lightning eMotors, Inc. (NYSE: ZEV), where he continued to serve as Co-Chairman of the board of directors until October 2021; GigCapital4, Inc. (“GIG4”), where he was Executive Chairman of the board of directors from its inception in December 2020 and which completed its initial public offering in February 2021 and later a business combination in December 2021 with BigBear.ai Holdings, LLC to form BigBear.ai Holdings, Inc. (NYSE: BBAI), where he continues to serve as a member of the board of directors; GigInternational1, Inc. (“GigInternational1”), where he has served as Executive Chairman of the board of directors since its inception in February 2021, and which completed its initial public offering in May 2021; and GigCapital5, Inc. (“GIG5”), where he has served as Executive Chairman of the board of directors since its inception in January 2021, and which completed its initial public offering in September 2021. Dr. Katz also serves as Executive Chairman of GigCapital6, Inc. (“GIG6”) since December 2021, where he previously served as Executive Chairman since its inception in January 2021 until February 2021, when Dr. Dinu substituted for him in this role until December 2021. Dr. Katz is also the co-founder of Cognizer, Inc., a software company specializing in deep-learning powered natural language artificial intelligence, and was the Executive Chairman of

Cognizer’s board of directors from its inception in December 2018 until August 2020. Prior to GIG1, GIG3, GIG4, GIG5, GIG6 and GigInternational1, Dr. Katz dedicated 10 years to incept and bootstrap, develop and manage GigPeak (NYSE American: formerly GIG), originally known as GigOptix, Inc. Dr. Katz served as Chairman of the Board, Chief Executive Officer and President of GigOptix/GigPeak. From its inception in 2007 until its sale in April 2017 to Integrated Device Technology, Inc. (“IDT”) (Nasdaq: IDTI) for $250 million in cash, GigPeak provided semiconductor integrated circuits (ICs) and software solutions for high-speed connectivity and video compression. While Dr. Katz was at GigPeak’s helm, the company completed 10 M&A deals. From February 2014 to September 2017, Dr. Katz was Chairman of the board of directors of Brazil-Photonics, in Campinas, Brazil, a joint venture that GigPeak established with the Centro de Pesquisa e Desenvolvimento em Telecomunicações. From 2003 to 2005, Dr. Katz was the Chief Executive Officer, President, and member of the board of directors of Intransa, Inc., which at the time provided full-featured, enterprise-class IP-based Storage Area Networks (SAN). From 2000 to 2003, Dr. Katz was the Chief Executive Officer and a member of the board of directors of Equator Technologies, which at the time sought to commercialize leading edge programmable media processing platform technology for the rapid design and deployment of digital media and imaging products. Dr. Katz has held several leadership positions over the span of his career within the technology industry and has made numerous angel investments in high-tech companies around the world. Dr. Katz is a graduate of the 1976 class of the Israeli Naval Academy, graduate of the 1979 USA Navy ASW class, and holds a B.Sc. and Ph.D. in Semiconductors Materials from the Technion (Israel Institute of Technology). Dr. Katz is a serial entrepreneur, holds many U.S. and international patents, has published many technical papers and is the editor of a number of technical books. Dr. Katz is married to Dr. Dinu, a member of our Board. The Company believes that Dr. Katz is qualified to serve as Co-Chairman of the Board based on his business experience as a founder, inventor, chief executive officer and director of a publicly listed company and his investing experience.

Dr. Raluca Dinu. Dr. Dinu joined our Board in March 2019 and served as our President and Chief Executive Officer from August 2019 until the closing of the Business Combinations in June 2021, and she is the Chairman of the Compliance Committee and a member of the Audit Committee and the Compensation Committee. She has also served as a director of Lightning eMotors, Inc. (formerly GigCapital3, Inc.), since its business combination in May 2021 until October 2021, and prior to then, of GigCapital3, Inc. since February 2020. Dr. Dinu serves as a director of BigBear.ai Holdings, Inc. (formerly GigCapital4, Inc.), and a member of its audit committee, where prior to the December 2021 business combination she served as the President, Chief Executive Officer, Secretary and a director of GigCapital4, Inc. since its inception in December 2020. Dr. Dinu has served as a director of each of GigCapital5, Inc. and GigInternational1, Inc. since their inceptions in January 2021 and February 2021, respectively, and as the President, Chief Executive Officer and Secretary since February 2021 and March 2021, respectively. Dr. Dinu also serves as the President, Chief Executive Officer, Secretary and a director of GigCapital6, Inc. since its inception in January 2021, and previously served as Executive Chairman from February 2021 until December 2021. From April 2017 to May 2019, Dr. Dinu was the Vice President and General Manager of IDT’s Optical Interconnects Division. Prior to that, she held several executive-level positions at GigPeak, including Executive Vice President and Chief Operation Officer from 2008 until it was acquired by IDT in April 2017, and before that, as its Executive Vice President of Global Sales and Marketing from August 2015 to April 2016, and as its Senior Vice President of Global Sales and Marketing from December 2014 to August 2015. From February 2014 to September 2017, Dr. Dinu was a member of the board of directors of Brazil-Photonics, in Campinas, Brazil, a joint venture that GigPeak established with the Centro de Pesquisa e Desenvolvimento em Telecomunicações. From 2001 to 2008, Dr. Dinu was VP of Engineering at Lumera (NASDAQ: LMRA). Lumera was acquired by GigPeak in 2008, and Dr. Dinu joined GigPeak at that time. Dr. Dinu holds a B.Sc. in Physics and Ph.D. in Solid State Condensed Matter Physics from the University of Bucharest, and an Executive-MBA from Stanford University. She also has completed the Harvard Business School certification for Audit Committees and Compensation Committees in 2021. Dr. Dinu is married to Dr. Katz, Co-Chairman of our Board. The Company believes that Dr. Dinu is qualified to serve on the Board based on her business experience as a board member of a publicly listed company and her investing experience.

Neil Miotto. Mr. Miotto joined our Board in March 2019. Mr. Miotto also serves as a director of Kaleyra, Inc. (formerly GigCapital, Inc.) since October 2017, and was a member of the board of directors of GIG3 (and subsequent to its business combination, Lightning eMotors, Inc.) from February 2020 until October 2021, the board of directors of Cognizer, Inc. from March 2019 until August 2020, the board of directors of GIG4 until December 2021 and the board of directors of GIG5 until December 2021. In addition, Mr. Miotto served on the board of directors of Micrel, Inc. prior to its sale to Microchip Technology Inc. in May 2015, and on the board of directors of GigPeak from 2008 until its sale to IDT in April 2017. Mr. Miotto is a financial consultant and a retired assurance partner of KPMG LLP, where he was a partner for twenty-seven years until his retirement in September 2006. Since his retirement from KPMG LLP, Mr. Miotto has provided high-level financial consulting services to companies in need of timely accounting assistance and in serving on public company boards. He is deemed to be an “audit committee financial expert” under SEC rules. While at KPMG LLP, Mr. Miotto focused on serving large public companies, primarily semiconductor companies. Mr. Miotto also served as an SEC reviewing partner while at KPMG LLP. He is a member of the American Institute of Certified Public Accountants. He holds a Bachelor of Business Administration degree from Baruch College, of The City University of New York. The Company believes that Mr. Miotto is qualified to serve on the Board based on his business experience as a board member of a publicly listed company and his experience as an audit committee financial expert.

Dr. Mariya Pylypiv. Dr. Pylypiv has served as a member of our Board since the closing of the Business Combinations in June 2021, and also serves as the SVP Corporate Finance of UpHealth. She is the co-founder of UpHealth Holdings and previously served as the Vice Chairwoman and Secretary of the board of directors of UpHealth Holdings. Prior to that, she held the same roles at UpHealth Services, Inc. following its formation in November 2019. Beginning in January 2018, Dr. Pylypiv was responsible for the development of UpHealth Services, Inc.’s business and corporate strategies leading to its formation in November 2019. Dr. Pylypiv worked for Sikich LLC from March 2018 to July 2021. Prior to that, she was in charge of operations and trading and development of global absolute return long/short market-neutral equity strategies for Acrospire Investment Management LLC from February 2016 to March 2018, most recently serving as Vice President of Investment Banking and Corporate Development Vice President. Dr. Pylypiv held a role as a Quantitative Research Analyst for Rotella Capital Management from July 2014 to January 2016 developing research strategies and overseeing fund operation and trading activities. Dr. Pylypiv has also served on advisory boards for companies involved in investment banking, financial investments, health tech and technology. Dr. Pylypiv holds B.A. and M.A. degrees in Accounting from Precarpathian National University, B.A. and M.A. degrees in International Economics and Tourism from Ternopil National Economic University and a Ph.D. from Purdue University. The Company believes that Dr. Pylypiv is qualified to serve on the Board based on her historic knowledge of UpHealth Holdings and her leadership and managerial experience.

Nathan Locke. Mr. Locke joined our Board upon the closing of the Business Combinations in June 2021. Mr. Locke is a Managing Partner and Co-Head of Kayne Anderson Capital Advisors’ growth equity activities. He has spent more than a dozen years at Kayne Anderson identifying and analyzing investment opportunities in technology and tech-enabled service companies, and assisting at the board level in helping those companies as they scale post-investment. He has been involved with companies at various stages of growth in healthcare technology and telemedicine, media & telecom, security & compliance and supply chain & logistics. Prior to joining Kayne Anderson in 2008, Mr. Locke worked as a senior analyst on the finance team of Romney for President, Inc., and as the controller for The Commonwealth Political Action Committees. Mr. Locke earned a B.S. in Finance from the University of Utah, where he graduated magna cum laude from the David Eccles School of Business. The Company believes that Mr. Locke is qualified to serve on the Board based on his business experience working with tech-enabled healthcare companies, as well as his extensive finance and investment experiences.

Jerome Ringo. Mr. Ringo joined our Board upon the closing of the Business Combinations in June 2021. Mr. Ringo is a leader on climate change issues and has led two of the largest environmental organizations in the world, the five million-member National Wildlife Federation and the Apollo Alliance, a nineteen million-

member organization, which was the largest coalition on green jobs in history. Since November 2020, Mr. Ringo has served as Founder and Chairman of Zoetic Global, a company focused on delivering breakthrough technologies in energy efficiency and generation for developing nations in Africa. Since July 2017, he has served as Goodwill Ambassador, Trade and Investment, for the Pan-African Parliament. Mr. Ringo served on the Environmental Defense Fund’s board of directors from February 2018 to February 2020. Mr. Ringo also founded and served from 2006 to 2012 as the Chief Executive Officer of Progressive Resources & JerMar Enterprises, an environmental consultancy focused on the communities affected by oil refineries in Louisiana.

Agnès Rey-Giraud. Ms. Rey-Giraud joined our Board upon the closing of the Business Combinations in June 2021. Ms. Rey-Giraud is Chairman of Acera Surgical, Inc., which she co-founded in 2013, and until May 2022, was its Chief Executive Officer. Acera Surgical has engineered a new class of resorbable synthetic hybrid-scale fiber matrices designed to restore damaged tissue. Ms. Rey-Giraud played an essential role in devising Acera’s initial strategy, recruiting the company’s first leadership team and securing the financial backing to bring revolutionary concepts from the lab to the operating room. Ms. Rey-Giraud was previously an officer at Express Scripts Holding Company (Nasdaq: ESRX), a Fortune 100 company, where she served in multiple executive roles of increasing responsibility, including Executive Vice President of Product Development, Supply Chain, Corporate Strategy and President of International Operations. Ms. Rey-Giraud currently serves on the board of GoodRx, Inc. (Nasdaq: GDRX), a role she has held since 2016. The company recently completed a multibillion IPO. GoodRx offers a range of services that help people get the healthcare they need at a price they can afford. In addition, Ms. Rey-Giraud has served on numerous boards of directors, including RxHub (now SureScripts), a healthcare technology services company, from its design and creation from 2000 to 2006. During this period, RxHub transformed from a business plan to a service and technology platform, facilitating the creation of communication standards and the adoption of electronic prescribing in the United States that are now the common standard in the country. Her other board roles have included Pritikin, a wellness company, from September 2011 to June 2020 and HD Smith, a privately-owned drug wholesale distributor, from September 2013 to March 2015. Ms. Rey-Giraud is a cancer survivor who credits a clinical trial with her life-saving treatment. She has since become an advocate for breast cancer awareness and affordable health care, especially for patients diagnosed with debilitating or terminal illness. Ms. Rey-Giraud holds an MBA from the University of Chicago, a Master of Management in Operations from Ecole de Management de Lyon Business School, and a Master’s Degree in engineering, also earned in France. She has earned certifications in board service from Northwestern University and Harvard College. The Company believes that Ms. Rey-Giraud is qualified to serve on the Board based on her business experience, and in particular with companies in the healthcare technology space.

Moshe Bar-Siman-Tov. Mr. Bar-Siman-Tov joined our Board upon the closing of the Business Combinations in June 2021. From 2015 to 2020, Mr. Bar-Siman-Tov was the Director General of the Israeli Ministry of Health, where he was responsible for managing the budget and employees of the Ministry and various public hospitals. During the first phase of the COVID-19 pandemic in Israel, he was in charge of the national professional and medical response to the pandemic. Before the onset of the pandemic, as Director General, Mr. Bar-Siman-Tov oversaw the preparation of a strategic long-term plan for the Ministry of Health, promoted the digitalization of the health industry, and designed and led the recovery plan for Hadassah hospital and a merger of two other public hospitals. Prior to his role as Director General of the Israeli Ministry of Health, Mr. Bar-Siman-Tov served as the Economic Minister at the Israeli embassy in Washington, D.C. Mr. Bar-Siman-Tov holds a Master’s Degree from the Hebrew University of Jerusalem in Economics and Business Administration.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that, other than Drs. Kathuria and Pylypiv, each of the current members of the Board is an “independent director” for purposes of the listing standards of the New York Stock Exchange (“NYSE”) and

Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, as the term relates to membership on the Board and the various committees of the Board, and which is defined generally as a person other than an executive officer or employee of UpHealth or its subsidiaries or any other individual having a relationship, which, in the opinion of our Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Board Responsibilities and Structure

The Board oversees, counsels, and directs management in the long-term interests of UpHealth and our stockholders. The Board’s responsibilities include:

•	selecting, evaluating the performance of, and determining the compensation of the CEO and other executive officers;

•	planning for succession with respect to the position of CEO and monitoring management’s succession planning for other executive officers;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

The Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate.

Board Leadership Structure. The Board does not have a fixed policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman of the Board and its leadership structure, from time to time, based on the criteria that it deems in the best interests of UpHealth and its stockholders. However, the Board does maintain separate Co-Chairman of the Board who are not the CEO of UpHealth. The duties of the Co-Chairman of the Board include:

•	presiding over all meetings of the Board;

•	preparing the agenda for Board meetings in consultation with the CEO and other members of the Board;

•

working with the Chairman of the Nominating and Corporate Governance Committee and the Compensation Committee to manage the Board’s process for annual director self-assessment and evaluation of the Board and of the CEO; and

•	presiding over all meetings of stockholders.

The Board’s Role in Risk Oversight at UpHealth

One of the Board’s functions is oversight of risk management at UpHealth. “Risk” is inherent in business, and the Board seeks to understand and advise on risk in conjunction with the activities of the Board and the Board’s committees.

Defining Risk. The Board and management consider “risk” for these purposes to be the possibility that an undesired event could occur that might adversely affect the achievement of our objectives. Risks vary in many ways, including the ability of UpHealth to anticipate and understand the risk, the types of adverse impacts that could occur if the undesired event occurs, the likelihood that an undesired event and a particular adverse impact would occur, and the ability of UpHealth to control the risk and the potential adverse impacts. Examples of the types of risks faced by UpHealth include:

•	macro-economic risks, such as inflation, reductions in economic growth, or recession;

•	political risks, such as restrictions on access to markets, confiscatory taxation, or expropriation of assets;

•	“event” risks, such as natural disasters; and

•	business-specific risks related to strategic position, operational execution, financial structure, legal and regulatory compliance, and corporate governance.

Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor, and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact; in other cases, the adverse impact could be significant, and it is prudent to expend resources to seek to avoid or mitigate the potential adverse impact. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. UpHealth engages in numerous activities seeking to align its voluntary risk-taking with company strategy, and understands that its projects and processes may enhance UpHealth’s business interests by encouraging innovation and appropriate levels of risk-taking.

Management is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, the appropriate manner in which to control risk, and the support of the programs discussed below and their risk to company strategy. The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that UpHealth faces and how UpHealth is seeking to control risk if and when appropriate. In some cases, as with risks of new technology and risks related to product acceptance, risk oversight is addressed as part of the full Board’s engagement with the CEO and management. In other cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees issues related to internal control over financial reporting and significant pending and threatened litigation, and the Compensation Committee oversees risks related to compensation programs, as discussed in greater detail below. The Board has also established a Compliance Committee to address healthcare regulatory and other compliance risk issues. Presentations and other information for the Board and Board committees generally identify and discuss relevant risk and risk control, and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activity of UpHealth. The full Board also receives specific reports on enterprise risk management, in which the identification and control of risk are the primary topics of the discussion.

Executive Sessions

UpHealth regularly has executive sessions of the Board where members of management and members of the Board who are employees of the Company are not in attendance. The Co-Chairman of the Board, Dr. Avi S. Katz, has presided at these executive sessions. Any party wishing to make their concerns known to non-management or independent directors of the Board may contact Dr. Katz, Dr. Raluca Dinu and Ms. Agnès Rey-Giraud at the following email address: independentdirectors@uphealthinc.com.

Meetings of the Board and Committees

The Board held 28 meetings during the period between the closing of the Business Combinations on June 9, 2021, when the current Board that was elected at the June 4, 2021 stockholder meeting that approved the consummation of the Business Combinations that formed UpHealth commenced service, to December 31, 2021.

The Board currently has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Compliance Committee. During the last fiscal year, other than Moshe Bar-Siman-Tov, each of our directors attended at least 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served during that period.

The following table sets forth the standing committees of the Board and the members of each committee as of the date that this Proxy Statement was first made available to our stockholders:

Name of Director	Audit	Compensation	Nominating and Corporate Governance	Compliance
Dr. Avi S. Katz			X	X
Dr. Chirinjeev Kathuria
Dr. Raluca Dinu	X	X		Chair
Agnès Rey-Giraud		Chair	X	X
Neil Miotto	Chair	X		X
Dr. Mariya Pylypiv
Nathan Locke	X		X
Jerome Ringo			Chair
Moshe Bar-Siman-Tov	X	X

Number of meetings during fiscal year 2021:	4	9	1	2

Audit Committee

The Audit Committee is responsible for, among other matters:

•

assisting the Board in the oversight of (i) the accounting and financial reporting processes of the Company and the audits of the financial statements of Company, (ii) the preparation and integrity of the financial statements of the Company, (iii) the compliance by the Company with financial statement and regulatory requirements, (iv) the performance of the Company’s internal finance and accounting personnel and its independent registered public accounting firms, and (v) the qualifications and independence of the Company’s independent registered public accounting firms;

•

reviewing with each of the internal and independent registered public accounting firms the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation;

•

reviewing and discussing with management and internal auditors the Company’s system of internal control and discuss with the independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of its audit;

•

reviewing and discussing with management, internal auditors and independent registered public accounting firm the Company’s financial and critical accounting practices, and policies relating to risk assessment and management;

•

receiving and reviewing reports of the independent registered public accounting firm discussing (i) all critical accounting policies and practices to be used in the firm’s audit of the Company’s financial statements, (ii) all alternative treatments of financial information within U.S. GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and (iii) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

•

reviewing and discussing with management and the independent registered public accounting firm the annual and quarterly financial statements and section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•

reviewing, or establishing, standards for the type of information and the type of presentation of such information to be included in earnings press releases and earnings guidance provided to analysts and rating agencies;

•

discussing with management and the independent registered public accounting firm any changes in Company’s critical accounting principles and the effects of alternative U.S. GAAP methods, off-balance sheet structures and regulatory and accounting initiatives;

•	reviewing material pending legal proceedings involving the Company and other contingent liabilities;

•

meeting periodically with the Chief Executive Officer, Chief Financial Officer, the senior internal auditing executive and the independent registered public accounting firm in separate executive sessions to discuss results of examinations;

•

reviewing and approving all transactions between the Company and related parties or affiliates of the officers of the Company requiring disclosure under Item 404 of Regulation S-K prior to the Company entering into such transactions;

•

establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters;

•

reviewing periodically with the Company’s management, the independent registered public accounting firm and outside legal counsel (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) corporate compliance policies or codes of conduct, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and

•	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm.

Our Audit Committee consists of Messrs. Miotto, Locke and Bar-Siman-Tov and Dr. Dinu, each of whom qualifies as an independent director according to the rules and regulations of the SEC and NYSE with respect to Audit Committee membership. Mr. Miotto serves as Chairman of the Audit Committee. Each member of the Audit Committee is financially literate and our Board has determined that Mr. Miotto qualifies as an “Audit Committee financial expert” as defined in applicable SEC rules. Our Board has adopted a written charter for the Audit Committee, which is available on our corporate website at http://investors.uphealthinc.com. The information on our website is not part of this Proxy Statement.

Compensation Committee

The Compensation Committee is responsible for, among other matters:

•	reviewing the performance of the Chief Executive Officer and executive management;

•	assisting the Board in developing and evaluating potential candidates for executive positions (including Chief Executive Officer);

•	reviewing and approving goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, evaluating the Chief Executive Officer’s and other executive officers’

performance in light of these corporate goals and objectives, and setting Chief Executive Officer and other executive officer compensation levels consistent with its evaluation and the Company’s philosophy;

•	approving the salaries, bonus and other compensation for all executive officers;

•	reviewing and approving compensation packages for new corporate officers and termination packages for corporate officers as requested by management;

•	reviewing and discussing with the Board and senior officers plans for officer development and corporate succession plans for the Chief Executive Officer and other senior officers;

•	reviewing and making recommendations concerning executive compensation policies and plans;

•	reviewing and recommending to the Board the adoption of or changes to the compensation of the Company’s directors;

•	reviewing and approving the awards made under any executive officer bonus plan, and providing an appropriate report to the Board;

•

reviewing and making recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans, and, except as otherwise delegated by the Board, acting as the “Plan Administrator” for equity-based and employee benefit plans;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers and employees;

•	reviewing periodic reports from management on matters relating to the Company’s personnel appointments and practices;

•	assisting management in complying with the Company’s proxy statement and annual report disclosure requirements;

•	issuing an annual report of the Compensation Committee on Executive Compensation for the Company’s annual proxy statement in compliance with applicable SEC rules and regulations;

•	annually evaluating the Compensation Committee’s performance and the committee’s charter and recommending to the Board any proposed changes to the charter or the committee; and

•

undertaking all further actions and discharging all further responsibilities imposed upon the committee from time to time by the Board, the federal securities laws or the rules and regulations of the SEC.

Our Compensation Committee consists of Ms. Rey-Giraud, Dr. Dinu and Messrs. Miotto and Bar-Siman-Tov, each of whom qualifies as an independent director according to the rules and regulations of NYSE with respect to Compensation Committee membership. Ms. Rey-Giraud serves as Chairman of the Compensation Committee. Our Board has adopted a written charter for the Compensation Committee, which is available on our corporate website at http://investors.uphealthinc.com. The information on our website is not part of this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other matters:

•	developing and recommending to the Board the criteria for appointment as a director;

•	identifying, considering, recruiting and recommending candidates to fill new positions on the Board;

•	reviewing candidates recommended by stockholders;

•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and

•	recommending director nominees for approval by the Board and election by the stockholders at the next annual meeting.

The Nominating and Corporate Governance Committee has not established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Our Nominating and Corporate Governance Committee consists of Messrs. Locke and Ringo, Dr. Katz, and Ms. Rey-Giraud, each of whom qualifies as an independent director according to the rules and regulations of the SEC and NYSE with respect to Nominating and Corporate Governance Committee membership. Mr. Ringo serves as Chairman of the Nominating and Corporate Governance Committee. Our Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website at http://investors.uphealthinc.com. The information on our website is not part of this Proxy Statement.

Compliance Committee

The Compliance Committee is responsible for, among other matters:

•

reviewing, approving, overseeing and monitoring the Company’s Enterprise Risk Management Program, including determining whether appropriate risks have been identified, establishing a risk management infrastructure to identify, measure, address, monitor and report those risks, and periodically reviewing and approving the Company’s enterprise-wide risk management framework;

•

reviewing, overseeing and monitoring implementation of the Company’s Healthcare Compliance Program and Work Plan, which includes elements recognized by the Office of Inspector General for the Department of Health and Human Services as pertinent to an effective compliance program;

•

establishing a management-level compliance committee and appoint an individual to serve as Chief Compliance Officer; providing prior approval for all decisions relating to the appointment, material discipline, and termination of the Chief Compliance Officer, as well as consultation and prior approval of compensation or benefit decisions impacting the Chief Compliance Officer;

•	receiving and discussing reports prepared by the Chief Compliance Officer and the management-level compliance committee concerning risk and compliance matters, including meeting in executive session;

•	giving regular reports to the Board concerning meetings of the Committee and such other matters as may be specified by the Board;

•	making findings and recommendations to the Board regarding the adequacy of the Company’s compliance program;

•

performing any other activity consistent with its charter as the Committee may deem necessary or appropriate for the fulfillment of its responsibilities under its charter or as required by applicable law or regulation; and

•	conducting an annual performance evaluation of the Committee and annually evaluate the adequacy of its charter.

Our Compliance Committee consist of Dr. Dinu and Katz, Ms. Rey-Giraud and Mr. Miotto. Dr. Dinu serves as Chairman of the Compliance Committee. Our Board has adopted a written charter for the Compliance Committee.

Director Nominations

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of UpHealth (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by UpHealth; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by UpHealth. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described herein.

Communications with Directors

Stockholders may communicate with UpHealth’s Board through UpHealth’s Secretary by writing to the following address: Board of Directors, c/o Secretary, UpHealth, Inc., 14000 S. Military Trail, Suite 203, Delray Beach, Florida 33484. UpHealth’s Secretary will forward all correspondence to the Board, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. UpHealth’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within UpHealth for review and possible response.

Director Attendance at Annual Meetings

We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors taking into account the directors’ schedules. All directors are encouraged to attend our annual meeting of stockholders. This Annual Meeting is the first annual meeting of stockholders to be held by UpHealth since the consummation of the Business Combinations that formed UpHealth and the election of the current Board.

Committee Charters and Other Corporate Governance Materials

We have adopted a Code of Business Conduct and Ethics applicable to our management team and employees in accordance with applicable federal securities laws. We have previously filed copies of our Code of Business Conduct and Ethics and the charter for each of our committees. You can review those documents, as well as our other publicly filed documents, by accessing our public filings at our website at https://uphealthinc.com/ or at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Business Conduct and Ethics in a Current Report on Form 8-K.

Our Board has adopted a written charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each charter is available on our website at https://investors.uphealthinc.com/governance/governance-documents/.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that address the composition of the Board, criteria for Board membership and other Board governance matters. These guidelines are available on our website at https://investors.uphealthinc.com/governance/governance-documents/. A printed copy of the guidelines may also be obtained by any stockholder upon request.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected Plante & Moran, PLLC (“Plante & Moran”) to serve as our independent registered public accounting firm to audit the consolidated financial statements of UpHealth for the fiscal year ending December 31, 2022. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm for UpHealth. Even if the appointment is ratified, our Board may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of UpHealth and its stockholders.

For this Annual Meeting, a representative of Plante & Moran is expected to be present, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Change of Auditors in June 2021

As previously reported on the Company’s Current Report on Form 8-K filed with the SEC on June 15, 2021, the Audit Committee of the Board approved the appointment of Plante & Moran as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2021. Plante & Moran served as the independent registered public accounting firm of UpHealth Holdings, Inc., a wholly owned subsidiary of the Company and the Company’s accounting predecessor, prior to the closing of the Business Combinations. Accordingly, BPM LLP (“BPM”), the independent registered public accounting firm since 2019 of GigCapital2, Inc. (“GigCapital2”), the Company’s legal predecessor, was informed on June 14, 2021 that it would be replaced by Plante & Moran as the Company’s independent registered public accounting firm effective immediately.

The report of BPM on GigCapital2’s balance sheets as of December 31, 2020 (as restated) and the statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the year ended December 31, 2020 (as restated), did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles, except that such audit report contained explanatory paragraphs in which BPM expressed substantial doubt about the Company’s ability to continue as a going concern and indicated that the 2020 financial statements had been restated to correct misstatements.

During the year ended December 31, 2020 and the subsequent interim period through the date of BPM’s dismissal on June 14, 2021, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) between the Company and BPM on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BPM would have caused it to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for such periods.

During the year ended December 31, 2020 and the subsequent interim period through the date of BPM’s dismissal on June 14, 2021, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act), other than for the year ended December 31, 2020, GigCapital2 reported a material weakness in its internal control over financial reporting related to mistakes in its accounting for warrants issued in connection with a private placement.

During the year ended December 31, 2020 and the subsequent interim period through the date of the Company’s appointment of Plante & Moran as the Company’s independent registered public accounting firm on June 14,

2021, the Company did not consult with Plante & Moran regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the financial statements of GigCapital2, and no written report or oral advice was provided that Plante & Moran concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

Principal Accountant Fees and Services

For UpHealth’s fiscal year ended December 31, 2020, its independent registered public accounting firm was BPM LLP. On June 14, 2021, Plante & Moran, PLLC, Denver, CO, PCAOB ID: 166, was appointed as UpHealth’s independent registered public accounting firm for the fiscal year ended December 31, 2021. The following table presents the aggregate fees billed for professional services rendered by Plante & Moran, PLLC and BPM LLP for the fiscal years ended December 31, 2021 and 2020, respectively.

	Year Ended December 31,
Type of Fees	2021	2020
Audit Fees(1)	$1,437,500	$81,584
Audit-Related Fees(2)	80,500	18,738
Tax Fees(3)	20,930	6,420
All Other Fees(4)	—	—

Total	$1,538,930	$106,742

(1)

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of UpHealth’s year-end consolidated financial statements, reviews of the quarterly condensed consolidated financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

(2)

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end financial statements and are not reported under “Audit Fees.” These services include comfort letters and consents related to the filings of registration statements.

(3)	Tax Fees. Tax fees consist of fees billed for professional services relating to tax compliance, tax planning and tax advice.

(4)	All Other Fees. All other fees consist of fees billed for all other services.

Policy on Board Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditors

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee shall review and, in its sole discretion, pre-approve all audit and permitted non-audit services to be provided by the independent registered public accounting firm as provided under the Audit Committee charter.

The Audit Committee has determined that all services performed by Plante & Moran respectively, are compatible with maintaining the independence of Plante & Moran. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process.

Vote Required and Board Recommendation

The affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal. If the stockholders do not approve the ratification of Plante & Moran as our independent registered public accounting firm, the Audit Committee will reconsider its selection.

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Plante & Moran as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee currently consists of four directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards of the NYSE. The Audit Committee acts pursuant to a written charter that has been adopted by the Board. A copy of the charter is available on UpHealth’s website at https://investors.uphealthinc.com/governance/governance-documents/.

The Audit Committee oversees UpHealth’s financial reporting process on behalf of the Board. The Audit Committee is responsible for retaining UpHealth’s independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. Management has the primary responsibility for the consolidated financial statements and the financial reporting process, including internal controls, and procedures designed to insure compliance with applicable laws and regulations. UpHealth’s independent registered public accounting firm, Plante & Moran, PLLC, is responsible for expressing an opinion as to the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee has reviewed and discussed with management UpHealth’s audited consolidated financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”). In addition, the Audit Committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of UpHealth’s internal controls and the overall quality of UpHealth’s financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to UpHealth’s Board that UpHealth’s audited consolidated financial statements be included in UpHealth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

AUDIT COMMITTEE

Mr. Neil Miotto, Chairman

Dr. Raluca Dinu

Mr. Nathan Locke

Mr. Moshe Bar-Siman-Tov

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference into any filing of UpHealth under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that UpHealth specifically incorporates such information by reference in such filing and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of our executive compensation philosophy, objectives and design, our compensation-setting process, the components of our executive compensation program, and the decisions made for compensation in respect of 2021 for our executive officers should be read together with the compensation tables and related disclosures set forth below. The discussion in this section contains forward-looking statements that are based on our current considerations and expectations relating to our executive compensation programs and philosophy. As our business and our needs evolve, the actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this section.

Overview

This section provides an overview of our executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. It is important to note that for the period leading up to the Business Combinations in June 2021, the compensation of our named executive officers was determined by and paid in connection with services provided to UpHealth Holdings and that many of these compensation arrangements remained in place post-Business Combinations as our Compensation Committee was constituted at the time of the Business Combinations in June 2021 and then took steps to engage an independent compensation consultant, develop a peer group and benchmarking, evaluate the existing programs previously implemented by UpHealth Holdings against such benchmarking and develop a framework for both short term incentive plans and long term incentive plans going forward. Accordingly, a portion of the compensation matters discussed in this Compensation Discussion and Analysis are the compensation arrangements that were in place at the time of the Business Combinations.

Given the above, we view our fiscal year 2021 to be a transition year. As such, in evaluating our overall executive compensation program and decisions, including payouts and awards under our compensation programs, the Compensation Committee considered a number of factors, including the achievement of both strategic enterprise and financial objectives and the position of our company in fiscal year 2021 as a newly public, high growth, transformational company. On a going forward basis, the Compensation Committee expects to make any determinations as it relates to the payout of the previous year’s compensation programs as well as the adoption of any performance measures for the current fiscal year. This allows the Compensation Committee to have a good understanding of the prior fiscal year financial performance in order to evaluate the performance of the named executive officers against previously adopted performance measures as well as develop plans and performance metrics based on the annual operating plan for the current fiscal year.

Our current named executive officers (each, an “NEO”) are:

Named Executive Officer	Age	Title
Dr. Ramesh Balakrishnan(1)	67	Chief Executive Officer
Martin S. A. Beck(2)	56	Chief Financial Officer

(1)

Dr. Balakrishnan has served as our Chief Executive Officer since the closing of the Business Combinations. Dr. Balakrishnan served as Co-Chief Executive Officer of UpHealth Holdings from November 2020 until the closing of the Business Combinations, and was also the Chief Executive Officer of Thrasys, Inc. (“Thrasys”), a subsidiary of UpHealth Holdings that delivers technology platforms and applications for integrated care management, from its formation by him in March 2002 until the closing of the Business Combinations. Prior to founding Thrasys, Dr. Balakrishnan co-founded ePropose, Inc., a technology company that pioneered a unique technology for collaboration, in 1998. ePropose, Inc. was merged into a joint venture with Cargill, Inc. – the world’s largest privately held company – in 2001. From 1997 to 1999,

Dr. Balakrishnan was Vice President of Software at Asyst Technologies where he was responsible for overall profit and loss for the software division, and the launch of innovative solutions for the global semiconductor industry. Asyst Technologies’ customers represented some of the largest semiconductor fabrication plants in the world including Taiwan Semiconductor Manufacturing Corporation. Prior to joining Asyst Technologies, Dr. Balakrishnan was Director of Applications from 1995 to 1997 at Measurex Corporation, a company that delivered mission critical real-time control systems for discrete and continuous manufacturing. At Measurex, in various roles, Dr. Balakrishnan developed and introduced market leading products in the US, Europe, Asia, Japan, and the Americas. Dr. Balakrishnan holds Ph.D. and M.Sc. degrees from Stanford University and a B.Eng. degree from the University of Madras. He was also a recipient of the very competitive national science talent scholarship awarded by the Government of India for promising science scholars. Dr. Balakrishnan holds 14 domestic and international patents in various areas of technology.
(2)

Mr. Beck has served as our Chief Financial Officer since the closing of the Business Combinations in June 2021. Mr. Beck has served as a Managing Director at Sikich Corporate Finance, LLC since October 2018 and as the Founder and President of Rewi Enterprises, LLC, a private investment firm, since 2003. Mr. Beck served as a co-founder and Managing Director of MAT Capital, LLC from October 2009 to January 2016. Mr. Beck was a Director at Macquarie Capital Advisors from January 2007 to August 2009 where he focused on mergers and acquisitions and principal transactions. Before then, beginning in May 2000, Mr. Beck was an Executive Director at J.P. Morgan, where he specialized in mergers and acquisitions in the industrials sectors. Mr. Beck also served as Managing Director of Weichai Power Co. from October 2009 to May 2015, where he led International Corporate Development. Mr. Beck received a Master of Business Administration from New York University, a J.D. from Northwestern University School of Law, and a Bachelor of Arts in Economics from Princeton University.

During the 2022 fiscal year, we have made changes to who are the NEOs from those who were NEOs for the fiscal year ended December 31, 2021. On April 12, 2022, we announced that Dr. Balakrishnan had informed the Company’s Board the prior day that he will be transitioning from his role as the CEO of the Company. On May 12, 2022, we announced that Dr. Balakrishnan will become the Company’s Chief Strategy Officer when Samuel J. Meckey begins working as the Company’s incoming CEO, a role that we also announced on that same day. The Board also expects for Mr. Meckey to fill the vacancy that will arise following the Annual Meeting in Class III of the Board.

Mr. Meckey (age 51) is currently employed by EXLService Holdings, Inc. as its Executive Vice President since November 2018 and as Business Head, Healthcare beginning in 2019. Prior to joining EXLService Holdings, Inc., Mr. Meckey served as President of UnitedHealth Group’s Optum Global Solutions and before that has held various executive roles at UnitedHealth Group, where he was employed from May 2004 to June 2018. Prior to joining UnitedHealth Group, Mr. Meckey was an officer and naval aviator in the United States Navy from May 1992 to August 2002.

In addition, Dr. Al Gatmaitan served as our Chief Operating Officer from the closing of the Business Combinations until January 10, 2022, when he resigned as an officer of the Company. Prior to the closing of the Business Combinations, Dr. Gatmaitan beginning in November 2019 served as the Chief Executive Officer and a board member of UpHealth Services, Inc., which became a subsidiary of UpHealth Holdings following a reorganization in October 2020, and from October 2020 until June 2021 he served as the Co-Chief Executive Officer and a board member of UpHealth Holdings until the closing of the Business Combinations.

Compensation Philosophy and Objectives

Following the consummation of the Business Combinations, UpHealth has developed an executive compensation program that is consistent with the compensation policies and philosophies of the Compensation Committee and the Board, which are designed to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling UpHealth to attract, motivate and retain individuals who contribute to its long-term success. Decisions on the executive compensation program are made by the Compensation Committee.

The objectives of the Company’s executive compensation program are to encourage retention and recruitment of high-performing executives, to motivate employees and align executive interests across the organization and with the Company’s stockholders, to reward sustainable financial performance, accountability and innovation, to create consistence with UpHealth’s strategy and culture (mission, vision and values) and to balance innovation and performance with risk. In setting executive compensation in 2021 following the consummation of the Business Combinations, the Compensation Committee took into account the Company’s strategy, culture and stage in defining plan feature tradeoffs while considering a framework for enhancements and changes in the 2022 fiscal year. The Compensation Committee also looked to manage exceptions to its approach based upon existing contractual commitments at the time of the Business Combinations and the individual profiles of various members of the Company’s management.

Decisions regarding executive compensation reflect a belief that the executive compensation program must be competitive in order to attract and retain highly competent executive officers as well as include a significant element of “pay for performance.” Total compensation will be comprised of base salary, short-term incentive and long-term incentive. A significant portion of compensation for the members of management of the Company is tied to annual performance objectives. All elements of the compensation are defined in absolute dollar values. Further, the Compensation Committee seeks to tie our executive compensation levels to the compensation practices of our peer companies. The targeted percentile for the total compensation is 50% of the peer group compensation and will be implemented over a 3-year period, to take into account the maturity and evolution of the Company.

Base Salary

Base salaries for our NEOs are established based on the individual’s scope of responsibilities, experience, and market factors. The base salary is an annual total cash salary paid over 12 months in equal amounts. The Compensation Committee typically reviews base salaries on an annual basis, referencing peer group and survey data to understand the marketplace for individuals in similar positions. No formulaic base salary increases are provided to our NEOs; however, annual merit increases are provided when the Compensation Committee determines that such increases are warranted in light of national salary increase levels, salary levels within companies in our peer group, individual performance and/or overall company performance. We pay base salaries to attract, recruit and retain qualified employees. The base salaries for 2021 for our NEOs take into account the initial base amount set forth in the executive’s respective employment agreement or employment offer letter, as applicable, and the scope of the executive’s responsibilities, individual contributions, prior experience and sustained performance and will be retroactive to the date the person assumed the role and no earlier than the closing of the Business Combinations in June 2021.

The base salaries of our NEOs for 2021 were as follows:

Executive & Title	2021 Base Salary
Dr. Ramesh Balakrishnan	$408,000
Martin S. A. Beck	$350,000
Dr. Alfonso W. Gatmaitan	$300,000

Annual Bonuses

UpHealth uses annual cash incentive bonuses for the NEOs to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. The annual cash incentive bonus is expressed as a percentage of an individual’s base salary. For the 2021 fiscal year, the bonus value was prorated to the consummation of the Business Combinations in June 2021. The Compensation Committee set the performance targets using four financial metrics for the 2021 fiscal year: net revenue in dollar amount; gross margin percentage; adjusted EBITDA and free cash flow. Determination of the achievement of the targets is based upon the full year financial results following the completion of the audit of the Company’s financial statements.

Following the end of the year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the NEOs. For the NEOs, performance is measured at an aggregated level, and no bonuses were earned as a result of the performance targets not being achieved.

For the 2022 fiscal year, the Compensation Committee has added a fifth measurement criteria – the Company’s organizational health index – for purposes of setting the aggregate corporate performance goals for the annual bonus pool. Furthermore, members of management hired prior to October 1 of the fiscal year will have their annual bonuses prorated for their first year from the date of hire.

Equity-Based Awards

UpHealth uses equity-based awards to reward long-term performance of the NEOs. UpHealth believes that providing a meaningful portion of the total compensation package in the form of equity-based awards aligns the incentives of its NEOs with the interests of its stockholders and serves to motivate and retain the individual NEOs. Any awards would be made in accordance with the executive compensation program discussed above. UpHealth is currently using restricted stock units (“RSUs”) to encourage long term performance. Each award of RSUs will be separated into those that vest over time and those which will vest based on performance using, for the 2021 fiscal year, the same performance metrics as are used for determining achievement of the annual cash incentive bonus. For the NEOs, the performance metrics for vesting of RSUs subject to performance were not achieved in fiscal year 2021.

Other Compensation

UpHealth maintains various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the NEOs will participate. It also provides certain perquisites to its named executive officers, subject to the Compensation Committee’s ongoing review.

Deductibility of Executive Compensation

Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the chief executive officer, the chief financial officer, the three other most highly paid executive officers of a publicly traded corporation, and anyone previously subject to Section 162(m) as a covered employee for any taxable year beginning after December 31, 2016. It is the policy of UpHealth to consider the tax impact of its compensation arrangements as one factor, among others, in evaluating and determining the structure, implementation, and amount of awards paid to its executive officers. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of the company and its stockholders, and maintaining tax deductibility will not be the sole consideration taken into account in determining what compensation arrangements are in our and our stockholders’ best interests. The right to grant compensation that is not deductible is expressly reserved, and UpHealth may do so.

Summary Compensation Table

The table below sets forth the annual compensation levels of the NEOs for 2021, who as a smaller reporting company consist of the principal executive officer who serves as CEO of UpHealth, and the next two most highly compensated executive officers. The compensation totals and individual amounts reflect the compensation of such officers by UpHealth as of December 31, 2021 and 2020. In fiscal year 2022, such totals and amounts may change based on, among other things, changes to the terms of the employment of such persons.

Name and Principal Position	Year	Base Salary ($)	Bonus ($)(1)	RSUs Awards ($)(2)	All Other Compensation ($)	Total ($)
Dr. Ramesh Balakrishnan(4)(5)(6)	2021	$334,231	$250,000	$22,122,707	$26,133	$22,733,071
Chief Executive Officer	2020	$240,000	$250,000	$—	$39,509	$529,509
Martin S. A. Beck(3)(7)	2021	$492,160	$225,000	$850,001	$839	$1,568,000
Chief Financial Officer	2020	$—	$—	$—	$—	$—
Dr. Alfonso W. Gatmaitan(3)(7)(8)	2021	$599,207	$500,000	$600,000	$1,073	$1,700,280
Chief Operating Officer	2020	$—	$—	$—	$—	$—

(1)	For fiscal year 2021 and 2020, all amounts represent annual bonuses that were paid in that fiscal year.
(2)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(3)	For fiscal year 2021, “All other compensation” consists of premium payments for group life insurance.
(4)	The bonuses paid to Dr. Balakrishnan in each of fiscal years 2020 and 2021 were for performance at Thrasys in the prior fiscal years.
(5)

“RSUs awards” for Dr. Balakrishnan for fiscal year 2021 includes $20,622,707.28 in grant date fair value for the award of 4,091,807 RSUs awarded in accord with the terms of the UpHealth Business Combination Agreement.

(6)

“All other compensation” for Dr. Balakrishnan for fiscal year 2020 consisted of $23,237 for premium payments for additional life insurance, $15,000 for company vehicle and vehicle expenses, and $1,272 for home office internet. “All other compensation” for Dr. Balakrishnan for fiscal year 2021 includes $2,896 for premium payments for group life insurance and $23,237 for premium payments for additional life insurance.

(7)

Neither of Dr. Gatmaitan or Mr. Beck received any compensation during 2020. However, pursuant to the terms of the offer letters between each such individual and UpHealth Services, Inc., these individuals were paid their 2020 accrued salary amounts (Mr. Gatmaitan–$300,000 and Mr. Beck–$196,875) upon the closing of the UpHealth Business Combination in June 2021. In addition, Mr. Gatmaitan was paid a bonus of $500,000 as an IPO success bonus upon closing of the UpHealth Business Combination. Mr. Beck received $225,000 upon closing of the UpHealth Business Combination.

(8)	On January 10, 2022, Dr. Gatmaitan submitted his resignation from his position as Chief Operating Officer of the Company effective immediately.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by our NEOs as of December 31, 2021.

	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested			Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested(3)
Name	Time- Based RSUs		Performance- Based RSUs(1)(2)
Dr. Ramesh Balakrishnan	4,480,408	(4)	388,601	$10,906,580
Martin S. A. Beck	220,208	(5)	220,207	$986,530
Dr. Alfonso W. Gatmaitan(6)	155,440	(6)	155,441	$696,373

(1)

Consists of RSUs that are “Performance-Based Vesting Equity Awards.” Provided that the recipient’s continued service has not terminated prior to the applicable determination upon filing with the SEC on an Annual Report on Form 10-K of the audit of the Company’s financial statements for the fiscal years ended December 31, 2021, 2022 and 2023 (each an “Audit Filing Date”), the number of Performance-Based

Vesting Equity Awards (disregarding any resulting fractional RSU) that are vested shall cumulatively increase three business days following the respective Audit Filing Date as follows:

(A) Up to 120% of 1/3 of the Performance-Based Vesting Equity Awards shall be allocated to become vested based upon the achievement by the Company of the following financial metrics using targets set by the Board in 2021 for the fiscal year ended December 31, 2021 on a pro forma consolidated basis based upon such audit:

1) Total Revenue – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved. For the fiscal year ended December 31, 2021, the low threshold is set as 90% of target, and the high threshold is set as 120% of target.

2) Gross Margin – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved. For the fiscal year ended December 31, 2021, the low threshold is set as the target minus 2%, and the high threshold is set as the target plus 2%.

3) Adjusted EBITDA – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved. For the fiscal year ended December 31, 2021, the low threshold is set as 90% of target, and the high threshold is set as 120% of target.

4) Free Cash Flow – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved. For the fiscal year ended December 31, 2021, the low threshold is set as 90% of target, and the high threshold is set as 120% of target.

(B) Up to 120% of 1/3 of the Performance-Based Vesting Equity Awards shall be allocated to become vested based upon the achievement by the Company of the following financial metrics using targets set by the Board in 2022 for the fiscal year ended December 31, 2022 on a consolidated basis based upon such audit:

1) Total Revenue – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

2) Gross Margin – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

3) Adjusted EBITDA – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

4) Free Cash Flow – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

(C) Up to 120% of 1/3 of the Performance-Based Vesting Equity Awards, but no more than the total number of Performance-Based Vesting Equity Awards minus the number of previously Vested Performance-Based Vesting Equity Awards shall be allocated to become vested based upon the achievement by the Company of the following financial metrics using targets set by the Board in 2023 for the fiscal year ended December 31, 2023 on a consolidated basis based upon such audit and the cumulative achievement of the performance for the three fiscal years 2021-2023, with the greater of such performance determining how many of the allocated amount of Performance-Based Vesting Equity Awards shall become vested:

1) Total Revenue – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

2) Gross Margin – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

3) Adjusted EBITDA – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

4) Free Cash Flow – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

(2)

The necessary targets for achievement of the vesting for the 2021 fiscal year of the Performance-Based Vesting Equity Awards did not occur, and as a result, 1/3 of such Performance-Based Vesting Equity Awards were not vested since the end of the 2021 fiscal year.

(3)

The market value of RSU awards that have not vested is calculated by multiplying the number of shares underlying the RSUs that have not vested by the closing price of the Company’s Common Stock on December 31, 2021, which was $2.24.

(4)

Includes 4,091,807 RSUs awarded in accord with the terms of the UpHealth Business Combination Agreement. Such awards will vest on the earlier of (i) June 9, 2022, (ii) the date on which the last sale price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the closing date of the business combination, or (iii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. The remaining 388,601 RSUs are “Time-Based Vesting Equity Awards,” 1/3 of the which shall vest on May 1, 2022 (the “Initial Vesting Date”), and the remaining 2/3 of the RSUs shall vest quarterly on each of three-month anniversary following the Initial Vesting Date until fully vested.

(5)

Consists of RSUs that are “Time-Based Vesting Equity Awards,” 1/3 of the which shall vest on the Initial Vesting Date, and the remaining 2/3 of the RSUs shall vest quarterly on each of three-month anniversary following the Initial Vesting Date until fully vested.

(6)

On January 10, 2022, Dr. Gatmaitan submitted his resignation from his position as Chief Operating Officer of the Company effective immediately. Pursuant to the terms of a Separation Agreement entered into between the Company and Dr. Gatmaitan, RSUs for 103,627 shares of the total of 310,881 RSUs then held by Dr. Gatmaitan were deemed not terminated and forfeited by Dr. Gatmaitan upon his resignation and were instead vested in February 2022 into shares of stock of the Company. As a result, following such vesting and forfeiture, Dr. Gatmaitan no longer holds any unvested RSUs.

Employment Arrangements with Named Executive Officers

Employment Agreement with Dr. Ramesh Balakrishnan

On October 23, 2021, UpHealth entered into an employment agreement with Dr. Balakrishnan as its CEO. That employment agreement provides that Dr. Balakrishnan will receive a base salary at an annual rate of $408,000, subject to increase from time to time as determined by the Board or the Compensation Committee, with such base salary to be retroactive to June 9, 2021, as well as that he shall be eligible to receive an annual bonus of 100% of his base salary based on the Board’s determination, in good faith, as to whether applicable performance milestones as are established by the Board or the Compensation Committee (hereinafter referred to as the “Performance Milestones”) have been achieved. As an inducement to Dr. Balakrishnan’s commencement of employment with the Company, the Board approved on October 20, 2021, upon the recommendation of the Compensation Committee, the grant of RSUs pursuant to and subject to the terms of the 2021 Equity Incentive Plan (“2021 Equity Plan”). The employment agreement terms provide for at will employment and the employment relationship may be terminated by either Dr. Balakrishnan or UpHealth at any time and for any reason or no reason.

Under his employment agreement, if Dr. Balakrishnan’s employment is terminated by UpHealth without cause or due to his resignation for good reason within twelve (12) months following a change in control subject to his execution of a release of claims, he will be eligible to receive (a) accrued but unpaid business expenses and vacation benefits, to be paid as a lump sum no later than thirty days after the date of termination, (b) one times his base salary, to be paid as a lump sum on the first regular payroll date following the effectiveness of the release, (c) a pro-rated portion of his target bonus amount for the year of termination (or, if there is none and a change in control has occurred, one times the last target bonus in effect for Dr. Balakrishnan), to be paid within ten days after the date the bonus is determined, (d) continued coverage under the Company’s medical, dental, life and disability insurance until the earlier of either (i) the end of twelve (12) months following the termination date, or, (ii) the date on which Dr. Balakrishnan begins full-time employment with another company or business entity which offers comparable health insurance coverage to Dr. Balakrishnan and (e) the vesting of any Time-Based Vesting Equity Awards will be fully accelerated such that on the effective date of such termination (or if later and a change in control has occurred, the date of the change in control) 100% of any Time-Based Vesting Equity Awards granted to Dr. Balakrishnan prior to such termination will be fully vested and immediately exercisable, if applicable, by Dr. Balakrishnan.

Employment Agreement with Martin Beck

On October 24, 2021, UpHealth entered into an employment agreement with its Chief Financial Officer, Martin Beck. That employment agreement provides that Mr. Beck will receive a base salary at an annual rate of $350,000, subject to increase from time to time as determined by the Board or the Compensation Committee, with such base salary to be retroactive to June 9, 2021, as well as that he shall be eligible to receive an annual bonus of 75% of his base salary based on the Board’s determination, in good faith, as to whether applicable Performance Milestones have been achieved. As an inducement to Mr. Beck’s commencement of employment with the Company, the Board approved on October 20, 2021, upon the recommendation of the Compensation Committee, the grant of RSUs pursuant to and subject to the terms of the 2021 Equity Plan. The employment agreement terms provide for at will employment and the employment relationship may be terminated by either Mr. Beck or UpHealth at any time and for any reason or no reason.

Under his employment agreement, if Mr. Beck’s employment is terminated by UpHealth without cause or due to his resignation for good reason within twelve (12) months following a change in control subject to his execution of a release of claims, he will be eligible to receive (a) accrued but unpaid business expenses and vacation benefits, to be paid as a lump sum no later than thirty days after the date of termination, (b) one times his base salary, to be paid as a lump sum on the first regular payroll date following the effectiveness of the release, (c) a pro-rated portion of his target bonus amount for the year of termination (or, if there is none and a change in control has occurred, one times the last target bonus in effect for Mr. Beck), to be paid within ten days after the date the bonus is determined, (d) continued coverage under the Company’s medical, dental, life and disability insurance until the earlier of either (i) the end of twelve (12) months following the termination date, or, (ii) the date on which Mr. Beck begins full-time employment with another company or business entity which offers comparable health insurance coverage to Mr. Beck and (e) the vesting of any Time-Based Vesting Equity Awards shall be fully accelerated such that on the effective date of such termination (or if later and a change in control has occurred, the date of the change in control) 100% of any Time-Based Vesting Equity Awards granted to Mr. Beck prior to such termination shall be fully vested and immediately exercisable, if applicable, by Mr. Beck.

Employment Letter Agreement and Separation Agreement with Dr. Alfonso “Al” Gatmaitan

On October 19, 2021, Dr. Alfonso “Al” Gatmaitan accepted an offer to be employed by the Company as its Chief Operating Officer, and entered into a letter agreement reflecting the terms of such offer of employment. That letter agreement provided that Dr. Gatmaitan would receive a base salary at an annual rate of $300,000, subject to increase from time to time as determined by the Board or the Compensation Committee, with such base salary to be retroactive to June 9, 2021, as well as that he will be eligible to receive an annual bonus of 75% of his base salary based on the Board’s determination, in good faith, as to whether such Performance Milestones have been achieved. As an inducement to Dr. Gatmaitan’s commencement of employment with the Company, the Board approved on October 20, 2021, upon the recommendation of the Compensation Committee, the grant of RSUs pursuant to and subject to the terms of the 2021 Equity Plan. The employment letter agreement terms provided for at will employment and the employment relationship may be terminated by either Dr. Gatmaitan or UpHealth at any time and for any reason or no reason.

On January 10, 2022, Dr. Gatmaitan submitted his resignation from his position as Chief Operating Officer of the Company effective immediately. In connection with Dr. Gatmaitan’s resignation, on January 10, 2022, the Compensation Committee approved, and the Company and Dr. Gatmaitan entered into, a Separation Agreement and Release (the “Separation Agreement”). Under the Separation Agreement, which contains a customary release of claims in favor of the Company, (i) the Company agreed to pay Dr. Gatmaitan a severance payment of $25,000, less applicable withholdings, which is the equivalent of one month of Dr. Gatmaitan’s base salary in effect on the date of the Separation Agreement, which was paid in full as of January 20, 2022, and (ii) restricted stock units (“RSUs”) for 103,627 shares of the total of 310,881 RSUs held by Mr. Gatmaitan were not deemed terminated and forfeited by Mr. Gatmaitan upon his resignation, and such RSUs vested on February 22, 2022.

Employment Agreement with Samuel J. Meckey

Although not yet employed by the Company, and therefore not yet an NEO, the Company on May 12, 2022, announced that on May 10, 2022, Samuel J. Meckey and the Company entered into an employment agreement (the “Meckey CEO Employment Agreement”), on terms approved by the Board for Mr. Meckey to be employed as the Chief Executive Officer of the Company, effective as of July 5, 2022, or such earlier date as may be agreed between the Company and Mr. Meckey. As provided for in the Meckey CEO Employment Agreement, Mr. Meckey will report to the Board.

Under the terms of the Meckey CEO Employment Agreement, the Company will pay Mr. Meckey a base salary at the initial annualized rate of $520,000 per year, subject to standard deductions and withholdings, or such other rate as may be determined from time to time by the Board or the Compensation Committee (hereinafter referred to as the “Meckey CEO Base Salary”). Such Meckey CEO Base Salary will be paid in accordance with the Company’s standard payroll practice. The Meckey CEO Base Salary will be reviewed annually and Mr. Meckey will be eligible to receive a salary increase annually, during the compensation cycle, in an amount to be determined by the Board or the Compensation Committee in its sole and exclusive discretion. Once adjusted, the new salary will become the Meckey CEO Base Salary for purposes of the Meckey CEO Employment Agreement. Any material reduction in the Meckey CEO Base Salary of Mr. Meckey, without his written consent, may be deemed grounds for resignation by him for Meckey CEO Good Reason (as such term is defined below). Mr. Meckey will, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executives or key management employees, including unlimited paid time off subject to the terms and conditions of the Company’s paid time off policy.

For the period beginning July 1, 2022 and ending on December 31, 2022, Mr. Meckey will be guaranteed to receive a prorated bonus payment in an amount not less than 100% of the Meckey CEO Base Salary actually earned by Mr. Meckey during 2022 (the “Meckey Initial Bonus”), prorated for the period, provided Mr. Meckey remains employed on the date the Meckey Initial Bonus is paid, subject to the termination provisions of the

Meckey CEO Employment Agreement. Mr. Meckey will be eligible for an annual discretionary bonus beginning as of January 1, 2023 (hereinafter referred to as the “Meckey CEO Bonus”) with a target amount of 100% of the Meckey CEO Base Salary, subject to standard deductions and withholdings, based on the Board’s determination, in good faith, as to whether Performance Milestones have been achieved. The Performance Milestones for Mr. Meckey will be based on certain factors including, but not limited to, Mr. Meckey’s performance and the Company’s performance and will be consistent with the methodology for other C-suite executives. The Meckey CEO Bonus target will be reviewed annually and may be adjusted by the Board or the Compensation Committee in its discretion. Mr. Meckey must be employed on the date the Meckey CEO Bonus is paid to be eligible for the Meckey CEO Bonus, subject to the termination provisions of the Meckey CEO Employment Agreement. The Meckey CEO Bonus will be paid during the calendar year following the performance calendar year. For the period beginning January 1, 2023 and ending on June 30, 2023 (or such date as marks the one-year anniversary of the effective date of the Meckey CEO Employment Agreement, if earlier), Mr. Meckey will be guaranteed to receive a prorated annual bonus payment in an amount equal to 100% of the Meckey CEO Base Salary actually earned by Mr. Meckey during such period, provided Mr. Meckey is employed on the date such bonus is paid, subject to the termination provisions in the Meckey CEO Employment Agreement.

As an additional inducement to Mr. Meckey’s commencement of employment with the Company, the Meckey CEO Employment Agreement provides that the Company will grant “Initial Awards” pursuant to and subject to the terms of the Company’s 2021 Equity Plan and the form of RSU award agreements and compliance with applicable securities laws:

•

RSUs in the amount of 2,580,000 RSUs that are eligible to vest subject to Mr. Meckey’s continued provision of services to the Company (the “Time-Based RSUs”). Subject to Mr. Meckey’s continued provision of services to the Company through the applicable vesting dates, the Time-Based RSUs are eligible to vest in accordance with the following schedule: 25% will vest on June 1, 2023 (the “Cliff Date”) and the remaining 75% will vest in equal quarterly installments on each subsequent August 1st, November 1st, February 1st and June 1st over the three years following the Cliff Date, such that the Time-Based RSUs will be 100% vested on the third anniversary of the Cliff Date and in each case subject to the Executive’s continued services with the Company through each such applicable vesting date.

•

RSUs in the amount of 1,720,000 RSUs that are eligible to vest subject to the attainment of certain performance-based metrics established by the Compensation Committee and Mr. Meckey’s continued services as specified by the Compensation Committee and set forth the applicable restricted stock unit agreement for the award (the “Performance-Based RSUs”).

Commencing with the Company’s regular annual equity grant cycle in 2023, Mr. Meckey will be eligible to receive annual refresher equity grants of RSUs with a target grant date value of not less than $2,000,000 (“Meckey Annual Grants”). The Meckey Annual Grants will be eligible to vest as follows: (i) 50% of each Meckey Annual Grant will be eligible to vest subject to Mr. Meckey’s continued services over a four-year period following the applicable date of grant, with 25% one-year annual cliff vesting and quarterly vesting thereafter over the three years following the cliff vesting date, and (ii) 50% of each Meckey Annual Grant will be eligible to vest subject to (x) achievement of performance goals to be established by the Compensation Committee in consultation with Mr. Meckey and (y) Mr. Meckey’s continued services as approved by the Compensation Committee and set forth in the applicable restricted stock unit agreement for the award.

In addition, Mr. Meckey will be eligible to receive any additional grants of equity awards under the 2021 Equity Plan or any successor plan, as determined at the sole discretion of the Compensation Committee.

The Company has also agreed to pay to Mr. Meckey as additional compensation the following amounts, subject to applicable withholding, on the corresponding dates, provided that Mr. Meckey remains employed with the Company through each applicable payment date, subject to the termination provisions in the Meckey CEO Employment Agreement: $940,568 on January 1, 2023; $1,062,347 on January 1, 2024; and $734,115 on January 1, 2025.

Mr. Meckey’s employment with the Company is “at will” and is terminable by the Company at any time and for any reason or no reason, including as a result of his death or “Complete Disability” (as such term is defined in the Meckey CEO Employment Agreement), and with or without CEO Cause (as such term is defined below). Mr. Meckey may terminate his employment with the Company at any time and for any reason or no reason, including with or without CEO Good Reason.

“CEO Cause” for the Company to terminate Mr. Meckey’s employment hereunder shall mean the occurrence of any of the following events, as determined reasonably and in good faith by the Board or a committee designated by the Board: (i) Mr. Meckey’s gross negligence or willful failure to substantially perform his duties and responsibilities to the Company or willful and deliberate violation of a Company policy; (ii) Mr. Meckey’s conviction of a felony or Mr. Meckey’s commission of any act of fraud, embezzlement or dishonesty against the Company or involving moral turpitude that is likely to inflict or has inflicted injury on the business of the Company, to be determined in the sole discretion of the Company; (iii) Mr. Meckey’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to which Mr. Meckey owes an obligation of nondisclosure as a result of Mr. Meckey’s relationship with the Company; and (iv) Mr. Meckey’s willful and deliberate breach of the Meckey CEO Employment Agreement that causes or could reasonably be expected to cause material injury to the business of the Company.

“CEO Good Reason” for Mr. Meckey to terminate his employment under the Meckey CEO Employment Agreement shall mean the occurrence of any of the following events without Mr. Meckey’s consent: (i) a material reduction in his duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction, excluding having the same title, duties, authority and responsibilities at a subsidiary level following a Change in Control (as defined in the Meckey CEO Employment Agreement); (ii) the relocation of his primary work location to a point more than fifty (50) miles from his current work location that requires a material increase in his one-way driving distance; (iii) a material reduction by the Company of his base salary or annual target bonus opportunity, without his written consent, as the same may be increased from time to time pursuant to the Meckey CEO Employment Agreement, except for across-the-board salary reductions implemented prior to a Change in Control, which are implemented based on the Company’s financial performance and similarly affecting all or substantially all senior management employees of the Company; and (iv) a material breach by the Company of the terms of the Meckey CEO Employment Agreement; provided, however that, such termination by Mr. Meckey will only be deemed for Good Reason pursuant to the foregoing definition if (i) he provides to the Company written notice within sixty (60) days following the first occurrence of the condition that he considers to constitute Good Reason describing the condition, and the Company fails to satisfactorily remedy such condition within thirty (30) days following such written notice, and (ii) he terminates employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

If Mr. Meckey’s employment is terminated by the Company for CEO Cause, or if Mr. Meckey terminates employment hereunder without CEO Good Reason, or terminates due to his death or Complete Disability (as defined in the Meckey CEO Employment Agreement), or for any other reason other than due to a termination without CEO Cause or CEO Good Reason resignation, the Company will pay the Meckey CEO Base Salary, accrued but unpaid business expenses and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination (the “Meckey CEO Accrued Amounts”), less standard deductions and withholdings. If the Company terminates Mr. Meckey’s employment without CEO Cause or Mr. Meckey terminates his employment for CEO Good Reason, and a Change in Control (as defined in the Meckey CEO Employment Agreement) trigger has not occurred, the Company will pay the CEO Accrued Amounts subject to standard deductions and withholdings, to be paid as a lump sum no later than thirty (30) days after the date of termination. In addition, subject to the limitations stated in the Meckey CEO Employment Agreement and upon Mr. Meckey’s furnishing to the Company an executed release and his continuing to comply with his obligations pursuant to the Proprietary Information and Inventions Agreement attached as an exhibit to the Meckey CEO Employment Agreement and entered into by him concurrently with the entry into the Meckey CEO Employment Agreement, (a) the equivalent of one times the annual Meckey CEO Base Salary in effect at the time of termination, less standard deductions and withholdings, will continue to be paid for a period of eighteen (18) months following the date of termination in equal installments according to the Company’s regular payroll practices following the effectiveness of the release; (b) Mr. Meckey will also be paid a pro-rated portion of his target Meckey CEO Bonus amount for the year of termination, if any such Meckey CEO Bonus has been determined by the Board or the Compensation Committee to have been achieved in the ordinary course when determinations are made for all officers and employees of the Company based upon the metrics associated with such Meckey CEO Bonus (the “Bonus Determination Date”) (pro-rated based upon the portion of the calendar year that Mr. Meckey was employed by the Company), less standard deductions and withholdings, to be paid as a lump sum within ten (10) days after the Bonus Determination Date, (c) continued coverage under the Company’s medical, dental, life and disability insurance until the earlier of either (i) the end of eighteen (18) months following the termination date, or, (ii) the date on which Mr. Meckey begins full time employment with another company or business entity which offers comparable health insurance coverage to Mr. Meckey; and (d) any remaining additional compensation amounts that would have been paid to Mr. Meckey had he continued his employment with the Company through January 1, 2025 will be paid in accordance with the schedule as if her were still so employed. Similarly, such remaining additional compensation amounts that would have been paid to Mr. Meckey had he continued his employment with the Company through January 1, 2025 will be paid in accordance with the schedule as if her were still so employed in the event that Mr. Meckey’s employment terminates due to his death or Complete Disability.

If the Company (or its successor) terminates Mr. Meckey’s employment without CEO Cause or Mr. Meckey terminates his employment for CEO Good Reason and there is a Change in Control trigger, Mr. Meckey will receive the Meckey CEO Accrued Amounts subject to standard deductions and withholdings, to be paid as a lump sum no later than thirty (30) days after the date of termination. In addition, subject to the limitations stated in the Meckey CEO Employment Agreement and upon Mr. Meckey’s furnishing to the Company (or its successor) an executed release, (a) the equivalent of one times the annual Meckey CEO Base Salary in effect at the time of termination, less standard deductions and withholdings, will continue to be paid for a period of eighteen (18) months following the date of termination in equal installments according to the Company’s regular payroll practices following the effectiveness of the release; (b) Mr. Meckey will be paid a pro-rated portion of the target Meckey CEO Bonus amount for the year of termination, if any, provided such Meckey CEO Bonus has been determined by the Board or the Compensation Committee to have been achieved in the ordinary course on the Bonus Determination Date based upon the metrics associated with such Meckey CEO Bonus (pro-rated based upon the portion of the calendar year that Mr. Meckey was employed by the Company), less standard deductions and withholdings, to be paid as a lump sum within ten (10) days after the Bonus Determination Date; (c) Mr. Meckey will receive continued coverage under the Company’s medical, dental, life and disability insurance for the period of eighteen (18) months following the date of termination and (d) any remaining additional compensation amounts that would have been paid to Mr. Meckey had he continued his employment with the Company through January 1, 2025 will be paid in a lump sum no later than thirty (30) days after the effective date of the release.

In addition, in the event that Mr. Meckey’s employment is terminated without CEO Cause or for CEO Good Reason and a Change in Control trigger has not occurred, or in the event of Mr. Meckey’s death or Complete Disability, the vesting of any Time-Based RSUs or other time-based awards will be fully accelerated such that on the effective date of such termination 100% of any Time-Based RSUs or other time-based awards granted to Mr. Meckey prior to such termination will be fully vested and immediately exercisable, if applicable, by Mr. Meckey. Treatment of any Performance-Based RSUs or other performance-based awards will be governed solely by the terms of the agreements under which such awards were granted and will not be eligible to accelerate vesting.

In the event that Mr. Meckey’s employment is terminated without CEO Cause or for CEO Good Reason and a Change in Control trigger has occurred, the vesting of any Time-Based RSUs or other time-based awards will be fully accelerated such that on the effective date of such termination, 100% of any Time-Based RSUs or other time-based awards granted to Mr. Meckey prior to such termination will be fully vested and immediately exercisable, if applicable, by Mr. Meckey. In such case, the vesting of the Performance-Based RSUs or other performance-based awards will also be fully accelerated at the target performance level.

If any payment Mr. Meckey would receive pursuant to a Change in Control (as defined in the Meckey CEO Employment Agreement) from the Company or otherwise would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to excise tax imposed by Section 4999 of the Code, then such payment will be reduced to a lower amount (the “Reduced Amount”). The “Reduced Amount” shall be either (x) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (y) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the excise tax (all computed at the highest applicable marginal rate), results in Mr. Meckey’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the payment may be subject to excise tax.. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

Director Compensation

The following table sets forth the compensation earned for services performed for us as a director by each member of our Board, other than any directors who are also our NEOs, during the fiscal year ended December 31, 2021.

Name	Fees earned or paid in cash	Stock Awards ($)	RSU Awards ($)(1)	All Other Compensation ($)	Total
Dr. Chirinjeev Kathuria(2) Co-Chairman of the Board	$47,500	$—	$512,871	$—	$560,371
Dr. Avi S. Katz(3) Co-Chairman of the Board	$168,500	$—	$512,871	$—	$681,371
Dr. Raluca Dinu(4) Director	$278,000	$—	$512,871	$—	$790,871
Dr. Mariya Pylypiv Director and SVP Corporate Finance(5)	$438,731	$—	$600,000	$114	$1,038,845
Neil Miotto(6) Director	$84,750	$—	$512,871	$—	$597,621
Nathan Locke(7) Director	$27,500	$—	$335,127	$—	$362,627
Jerome Ringo(8) Director	$27,500	$—	$512,871	$—	$540,371
Agnès Rey-Giraud(9) Director	$140,250	$—	$512,871	$—	$653,121
Moshe Bar-Siman-Tov Director(8)	$27,500	$—	$512,871	$—	$540,371

(1)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(2)	“Fees earned or paid in cash” consists of $47,500 paid in cash in the 2021 fiscal year for services as a director.
(3)

“Fees earned or paid in cash” consists of $88,500 paid in cash in the 2021 fiscal year for services as a director, and the remainder was paid in the 2022 fiscal year but earned in the 2021 fiscal year as consideration for services on special Board committees.

(4)

“Fees earned or paid in cash” consists of $83,000 paid in cash in the 2021 fiscal year for services as a director, and the remainder was paid in the 2022 fiscal year but earned in the 2021 fiscal year as consideration for services on special Board committees.

(5)

Dr. Pylypiv is not an NEO, and therefore, is included in the Director Compensation table. However, she is an employee of the Company, and as a result, the compensation listed here is her compensation as an employee. Dr. Pylypiv did not receive any compensation during 2020. However, pursuant to the terms of the offer letter between Dr. Pylypiv and UpHealth Holdings, Inc., Dr. Pylypiv was paid compensation of $294,087 upon the closing of the UpHealth Business Combination in June 2021 that includes deferred compensation for 2020 of $200,000, in addition to 2021 accrued salary of $94,087. Pursuant to the terms of the offer letter between Dr. Pylypiv and UpHealth, Inc., Dr. Pylypiv was paid a salary of $144,694 for services to UpHealth, Inc. in 2021 subsequent to the closing of the UpHealth Business Combination. In addition, the “All other compensation” for Dr. Pylypiv includes $114 for premium payments for group life insurance.

(6)	“Fees earned or paid in cash” consists of $84,750 paid in cash in the 2021 fiscal year for services as a director.
(7)	“Fees earned or paid in cash” consists of $27,500 paid in cash in the 2022 fiscal year for services as a director for the 2021 fiscal year.
(8)	“Fees earned or paid in cash” consists of $27,500 paid in cash in the 2021 fiscal year for services as a director.
(9)

“Fees earned or paid in cash” consists of $41,250 paid in cash in the 2021 fiscal year for services as a director, and the remainder was paid in the 2022 fiscal year but earned in the 2021 fiscal year as consideration for services on special Board committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Policy

UpHealth’s Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board (or the Audit Committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) UpHealth or any of UpHealth’s subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of UpHealth’s shares of Common Stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

UpHealth’s Audit Committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent UpHealth enters into such transactions. The Audit Committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the Audit Committee with all material information concerning the transaction. UpHealth also requires each of UpHealth’s directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Registration Rights Agreement

On June 5, 2019, the Company entered into a Registration Rights Agreement with, among others, GigAcquisitions2, LLC, which is an affiliate of Dr. Avi Katz, Dr. Raluca Dinu and Mr. Neil Miotto. The holders of securities that are a party to this agreement are entitled to make up to three demands, excluding short form registration demands, that the Company register their securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the Registration Rights Agreement.

Management Services Agreement

On September 5, 2019, TTC Healthcare, TTC Healthcare Partners, LLC (“Partners”), and Rewi Enterprises, LLC (“Rewi”) entered into a Management Services Agreement (the “MSA”). Martin S. A. Beck, our Chief Financial Officer, is the sole member of Rewi. Mr. Beck transferred his shares in UpHealth Holdings to Rewi on November 2, 2020. Mr. Beck was the Chairman of TTC Healthcare prior to its acquisition of UpHealth Holdings, and is the Manager and President of Rewi. Pursuant to the MSA, Rewi provided certain advisory services to TTC Healthcare prior to the closing of the Business Combinations, including analyzing and advising on opportunities for, and structuring and negotiating, operational arrangements, financings and investments and identifying, analyzing, and advising on potential dispositions, exit opportunities, and prospective purchases. In consideration for these services, Rewi was paid an annual management fee equal to the greater of 5.0% of TTC Healthcare’s trailing twelve-month EBITDA and $500,000, which was payable on a monthly basis. Upon completion by TTC

Healthcare of any Transaction (as defined in the MSA), Rewi was also paid an advisory fee of 3.50% of the Aggregate Gross Consideration (as defined in the MSA). Management fee expenses incurred were $166,667 and $200,000 for the years ended December 31, 2021 and December 31, 2020, respectively. There were no unpaid management fees as of December 31, 2021 and there were unpaid management fees of $183,333 as of December 31, 2020.

Indebtedness

On December 2, 2016, Glocal Healthcare Systems Private Limited (“Glocal”), an India company and a subsidiary of UpHealth Holdings, and Kimberlite Social Infra Private Limited (“Kimberlite”) entered into a Loan Agreement (the “Glocal Loan Agreement”) for an up to INR 15,00,00,000 unsecured loan for business purposes. Dr. Syed Sabahat Azim, the former Chief Executive Officer and current member of the board of directors of Glocal, is a shareholder of Kimberlite (44% ownership interest), and Dr. Azim and his wife are the sole directors of Kimberlite. Kimberlite is also a shareholder of Glocal with a 0.18% ownership interest. The loan is repayable upon demand. Pursuant to the terms of the Glocal Loan Agreement, the interest rate may be mutually decided by the parties on or before the repayment of the loan. On July 15, 2021, a payment was made in the amount of INR 42,807,466, which included an overpayment of INR 1,375,927 that is being repaid, principal of INR 26,739,894, and interest of INR 14,691,645. With this payment, the loan has been paid in full.

Registration Rights and Lock-Up Agreements

In connection with and prior to the closing of the UpHealth Business Combination (as defined in the Annual Report on Form 10-K), certain former UpHealth stockholders, including Dr. Chirinjeev Kathuria, Dr. Mariya Pylypiv, Dr. Ramesh Balakrishnan, Dr. Syed Sabahat Azim and affiliates of Martin S. A. Beck (the “UpHealth Holders”) entered into the UpHealth Registration Rights and Lock-Up Agreement. Pursuant to the terms of the UpHealth Registration Rights and Lock-Up Agreement, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the UpHealth Holders may demand at any time or from time to time, that the Company file a registration statement on Form S-1 or Form S-3 to register certain shares of the Company’s Common Stock held by such UpHealth Holders or to conduct an underwritten offering. The UpHealth Registration Rights and Lock-Up Agreement also provides the UpHealth Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

In connection with and prior to the closing of the Cloudbreak Business Combination (as defined in the Annual Report on Form 10-K), certain existing equityholders of Cloudbreak Health, LLC, a wholly owned subsidiary of UpHealth (“Cloudbreak” and, such equityholders, the “Cloudbreak Holders”), including MARTTI in the USA, LLC, which is affiliated with Nathan Locke, entered into the Cloudbreak Registration Rights and Lock-Up Agreement. Pursuant to the terms of the Cloudbreak Registration Rights and Lock Up Agreement, the Company is obligated to file a registration statement to register the resale of certain shares of the Company Common Stock held by the Cloudbreak Holders. In addition, pursuant to the terms of the Cloudbreak Registration Rights and Lock-Up Agreement, and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Cloudbreak Holders may demand at any time or from time to time, that the Company conduct an underwritten offering with respect to certain shares of the Company Common Stock held by such Cloudbreak Holders. The Cloudbreak Registration Rights and Lock-Up Agreement also provides the Cloudbreak Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Employee Relationships

Edna Boone Johnson, the Company’s Chief Communications and Corporate Marketing Officer, is the spouse of Agnès Rey-Giraud, a director of the Company. As such, Ms. Rey-Giraud has an indirect material interest in the compensation paid by the Company to Ms. Johnson, and therefore, Ms. Johnson’s employment agreement with the Company is being disclosed as a related person transaction for Ms. Rey-Giraud. During the fiscal year ended December 31, 2021, and before Ms. Johnson became employed by the Company in her current capacity, she provided investor relations and public relations communication services to the Company on a consulting basis and received 28,616 shares of Common Stock. On January 4, 2022, Ms. Johnson entered into a Letter Agreement (the “Letter Agreement”) with the Company providing for her employment as the Company’s Chief Communications and Corporate Marketing Officer. In this role, Ms. Johnson oversees the Company’s communications and corporate marketing, inclusive of media relations, brand strategy, corporate social responsibility and digital strategy. Under the terms of the Letter Agreement, during the fiscal year ending December 31, 2022, Ms. Johnson is entitled to receive aggregate compensation equal to approximately $900,000, consisting of a base salary of $300,000 and an initial equity award (“Initial Equity Award”) of RSUs with an aggregate grant date fair value of $600,000, and she may also receive a discretionary bonus equal to 45% of the base salary, or approximately $135,000 (collectively, the “2022 Compensation”). On January 24, 2022, the Compensation Committee approved the Initial Equity Award of 229,008 RSUs to Ms. Johnson. Ms. Johnson is also entitled to receive future additional grants of equity awards under the Company’s 2021 Equity Plan or any successor plan, as determined at the sole discretion of the Compensation Committee. In the event Ms. Johnson’s employment with the Company is terminated for any reason, she is entitled to receive an aggregate amount equal to the base salary, earned and unpaid bonuses, accrued but unpaid business expenses and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination. Pursuant to the terms of the Letter Agreement, depending on the circumstances of her termination, Ms. Johnson may also be entitled to receive additional severance compensation equal to the aggregate of (a) either $150,000 or $435,000 (in each case, approximate values are calculated based on the 2022 Compensation amounts), plus (b) the cost of continued health insurance coverage from the date of termination until she secures new employment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of May 15, 2022 regarding the beneficial ownership of shares of Common Stock of UpHealth by:

•	each person known to be the beneficial owner of more than 5% of the Common Stock of UpHealth;

•	each of UpHealth’s named executive officers and directors as of December 31, 2021; and

•	all executive officers and directors of UpHealth as of December 31, 2021 as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days, or RSUs that will vest within 60 days. As of May 15, 2022, there were 143,840,305 shares of our Common Stock outstanding.

Unless otherwise indicated, UpHealth believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock of UpHealth beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock	% of Class
Dr. Ramesh Balakrishnan(2)	8,572,516	5.82%
Martin S. A. Beck(3)	3,157,130	2.21%
Dr. Alfonso Gatmaitan(4)	1,183,460	0.83%
Dr. Chirinjeev Kathuria(5)	43,158,752	30.18%
Dr. Avi S. Katz(6)	5,066,458	3.53%
Dr. Raluca Dinu	58,309	*
Dr. Mariya Pylypiv(7)	7,543,457	5.28%
Neil Miotto(8)	5,093,858	3.55%
Nathan Locke	58,309	*
Jerome Ringo	58,309	*
Agnès Rey-Giraud	63,309	*
Moshe Bar-Siman-Tov	58,309	*
All directors and executive officers (12 individuals) as a group	69,066,627	46.63%

*	Less than 1%
(1)

The business address of Dr. Katz, Dr. Dinu and Mr. Miotto is 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303. The business address of each of the other individuals is c/o UpHealth, Inc., 14000 S. Military Trail, Suite 203, Delray Beach, FL 33484.

(2)	Includes 4,091,807 RSUs subject to vesting within 60 days of this Proxy Statement.
(3)

Includes (i) 1,861,645 shares held by Rewi Enterprises LLC (of which Mr. Beck is the sole owner) and (ii) 1,222,082 shares held by TTC Healthcare Partners, LLC (“Partners”) (of which Mr. Beck is an equity owner and chairman of the board of directors), for which Mr. Beck may be deemed the beneficial owner. Mr. Beck disclaims beneficial ownership of the shares held by Partners.

(4)	Dr. Gatmaitan resigned as Chief Operating Officer of the Company effective January 10, 2022. The number of shares reported is pursuant to a Form 4 filed on January 12, 2022.
(5)

Includes 4,688,365 shares of Common Stock pledged in support of Dr. Kathuria’s potential obligation to forfeit and transfer 4,688,365 shares of Common Stock to the former members of Cloudbreak in connection with the Company’s business combination with Cloudbreak.

(6)

Includes (i) 4,524,299 shares of Common Stock and (ii) 481,250 shares of Common Stock underlying warrants, all held by GigAcquisitions2, LLC (the “Sponsor”). The securities held by the Sponsor are beneficially owned by Dr. Katz, the Co-Chairman of the Company’s Board and the manager of the Sponsor, who has sole voting and dispositive power over the shares held by the Sponsor.

(7)

Includes 811,635 shares of Common Stock pledged in support of Dr. Pylypiv’s potential obligation to forfeit and transfer 811,635 shares of Common Stock to the former members of Cloudbreak in connection with the Company’s business combination with Cloudbreak.

(8)

Includes (i) 4,524,299 shares of Common Stock and (ii) 481,250 shares of Common Stock underlying warrants, all held by the Sponsor. Mr. Miotto holds a 1% economic interest in the Sponsor. Mr. Miotto is a member of GigFounders, LLC (“GigFounders”), which has a financial and voting interest in the Sponsor as a member of the Sponsor and that entitles this partnership to participate in any economic return of the Sponsor in accordance with terms negotiated with the other holders of financial and voting interests in the Sponsor. Accordingly, the shares of Common Stock held by the Sponsor, subject to the interests of such other holders, are indirectly and beneficially owned by Mr. Miotto by virtue of his financial interest in GigFounders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our management team and persons who beneficially own more than ten percent of our Common Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the fiscal year ended December 31, 2021, there were four delinquent filers. The acquisition of securities by GigAcquisitions2, LLC on each of June 5, 2019, June 13, 2019 and June 9, 2021, for which Neil Miotto was deemed a beneficial owner, were reported by Mr. Miotto on August 16, 2021. They were timely reported by Dr. Avi Katz, who was deemed the other beneficial owner of GigAcquisitions2, LLC. In addition, when Agnès Rey-Giraud joined the Board on June 9, 2021, she beneficially owned 5,000 shares of Common Stock of the Company which she had previously acquired on the open market. Ms. Rey-Giraud reported beneficial ownership of these shares on August 19, 2021. In addition, Dr. Mariya Pylypiv received a grant of RSUs from the Company on October 10, 2021. Ms. Pylypiv reported beneficial ownership of these RSUs on November 19, 2021. Lastly, certain shares of TTC Healthcare Partners, LLC, which are deemed to be beneficially owned by Martin S. A. Beck, were distributed to a member of the entity on December 30, 2021. Mr. Beck reported the distribution of these shares on April 29, 2022.

STOCKHOLDER PROPOSALS OR NOMINATIONS

TO BE PRESENTED AT NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), some stockholder proposals may be eligible for inclusion in our proxy statement for the 2023 annual meeting. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to the Secretary at our principal executive offices no later than the close of business on February 1, 2023 (120 days prior to the anniversary of this year’s mailing date). Failure to deliver a proposal in accordance with these procedures may result in it not being deemed timely received.

Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our Nominating and Corporate Governance Committee reviews all stockholder proposals and makes recommendations to the Board for actions on such proposals. For information on qualifications of director nominees considered by our Nominating and Corporate Governance committee, see the “Corporate Governance” section of this Proxy Statement.

In addition, our Bylaws provide that any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2023 annual meeting, other than non-binding proposals presented pursuant to Rule 14a-8 under the Exchange Act, must give notice to the Secretary at our principal executive offices, not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given). The notice must include the information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information concerning the proposing or nominating stockholder’s ownership of and agreements related to our stock. If the 2023 annual meeting is held more than 30 days before or after the first anniversary of the date of the 2022 annual meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2023 annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. We will not entertain any proposals or nominations at the meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting under proxies that we solicit to vote in accordance with our best judgment on any stockholder proposal or nomination. To make a submission or request a copy of our Bylaws, stockholders should contact our Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board knows of no other business that will be conducted at this Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding UpHealth stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our proxy materials mailed to you, please submit a request to our Secretary at our principal executive offices, or call MZ North America at (203) 741-8811, and we will promptly send you what you have requested. You can also contact MZ North America at the phone number above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By order of the Board of Directors,

/s/ Dr. Avi S. Katz

Dr. AVI S. Katz Co-Chairman of the Board

May 31, 2022

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

UPHEALTH, INC.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 27, 2022.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –
If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend the annual meeting, visit: **https://www.cstproxy.com/uphealthinc/2022**

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

1. Election of Directors.

FOR all nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed to the left
☐	☐

2. Ratification of independent registered public accounting firm.

FOR	AGAINST	ABSTAIN
☐	☐	☐

CONTROL NUMBER

Signature____________________ **Signature, if held jointly**____________________ **Date**__________**2022.**

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet—QUICK ï^ï^ï^ EASY IMMEDIATE—24 Hours a Day, 7 Days a Week or by Mail Your to vote Internet your shares vote authorizes in the same the manner named as proxies if you UPHEALTH, INC. marked, Votes submitted signed and electronically returned your over proxy the Internet card. June must 27, be received 2022. by 11:59 p.m., Eastern Time, on . –INTERNET Use www the .cstproxyvote Internet to vote .com your proxy. Have your above proxy card website available . Follow when the prompts you access to vote the your shares. Vote If you at plan the to Meeting attend the – virtual online annual number meeting, to you vote will electronically need your 12 at digit the annual control meeting. To attend the annual meeting, visit: https://www.cstproxy.com/uphealthinc/2022 and MAIL return – Mark, it in sign the postage and date -paid your envelope proxy card    provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. ï³ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ï³ PROXY Please mark your votes THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. like this X 1. Election of Directors. FOR all WITHHOLD 2. Ratification of independent registered FOR AGAINST ABSTAIN nominees listed AUTHORITY to the left (except to vote for all public accounting firm. as marked to the nominees listed (1) Neil Miotto contrary) to the left (2) Dr. Raluca Dinu (3) Agnès Rey-Giraud 3. To address such other matters as may properly come before the 2022 annual meeting or any adjournment or postponement thereof. (To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above.) CONTROL NUMBER Signature_________________________________ Signature, if held jointly_________________________________ Date___________2022. Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 28, 2022. To view the 2022 Proxy Statement and the Annual Report on Form 10-K, and to Attend the Annual Meeting, please go to: https://www.cstproxy.com/uphealthinc/2022 ï³ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ï³ PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS UPHEALTH, INC. The undersigned appoints Dr. Ramesh Balakrishnan and Dr. Avi S. Katz, and each of them as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of UpHealth, Inc. held of record by the undersigned at the close of business on May 18, 2022 at the Annual Meeting of Stockholders of UpHealth, Inc. to be held on June 28, 2022, or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE THREE NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued, and to be marked, dated and signed, on the other side)